                      AMENDED AND RESTATED LOAN AGREEMENT


     Reference is hereby made to that certain Loan Agreement dated April 29, 1994, by and between MAXSERV, INC. ("Borrower"), a Delaware corporation, and TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("Lender"), a national banking association, as amended by the terms and provisions of that certain First Amendment of Loan Agreement dated effective as of February 17, 1995, by and between Borrower and Lender, and as further amended by the terms and provisions of that certain Second Amendment of Loan Agreement also dated effective as of February 17, 1995, by and between Borrower and Lender. Said Loan Agreement, as previously amended, shall hereinafter be collectively referred to as the "Original Agreement."

     In connection with (a) an extension of the Maturity Date, (b) an increase in the amount of the Revolving Commitment, (c) an increase in the maximum aggregate amount of permitted Advance Loans, (d) the addition of certain interest rate options to be applicable to the Revolving Loans and the Advance Loans, and (e) certain other changes to the Loan Agreement, the parties to the Original Agreement now desire to amend and restate the Original Agreement in its entirety. Accordingly, the Original Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

     This Amended and Restated Loan Agreement (the "Agreement") is made as of September 30, 1996, by and between MAXSERV, INC. ("Borrower"), a Delaware corporation, and TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("Lender"), a national banking association. Borrower has requested that Lender make loans to Borrower in the following manner and subject to the following terms and conditions:

     1. Certain Definitions. Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in this Agreement shall have the following meanings (all definitions that are defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

            Accounts, Equipment and General Intangibles shall have the respective meanings assigned to them in the Texas Business and Commerce Code in force on the date hereof.

            Adjusted LIBOR Interbank Rate shall mean, with respect to each LIBOR Interest Period, a rate per annum equal to the quotient (converted to a percentage) of (a) the LIBOR Interbank Rate with respect to such LIBOR Interest Period divided by (b) one (1) minus the LIBOR Reserve Requirement in effect on the first day of such LIBOR Interest Period.

            Advance Loan Interest Option shall have the meaning ascribed to such term in Paragraph 4(b) hereof.

            Advance Loans shall mean the Loans described in Paragraph 3 hereof. Advance Loan shall mean any such Loan.

            Advance Notes shall mean the promissory notes of Borrower described in Paragraph 3 hereof, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

            Affiliate shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) or by any other means.

            Agreement shall mean this Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.

            Alternate Base Rate shall mean for any day a rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the lesser of (a) the sum of (1) the greater of (A) the Prime Rate (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) in effect on such day, and (B) the Federal Funds Rate (computed on the basis of the actual number of days elapsed over a 360-day year) in effect for such day plus 1/2 of 1%, plus (2) the Applicable Margin in effect on such day or (b) the Ceiling Rate. For purposes of this Agreement any change in the Alternate Base Rate due to a change in the Prime Rate or Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate, respectively. If for any reason Lender shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of Lender to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be the lesser of (a) the Prime Rate plus the Applicable Margin or (b) the Ceiling Rate until the circumstances giving rise to such inability no longer exist.

            Alternate Base Rate Borrowing shall mean that portion of the principal balance of the Revolving Loans at any time bearing interest at the Alternate Base Rate.

            Annual Financial Statements shall mean the annual financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement, statement of changes in stockholders equity, statement of cash flows and a copy of such Person's 10-K Report filed or to be filed with the Securities Exchange Commission for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by a report and unqualified opinion of independent certified public accountants of recognized standing satisfactory to Lender, which shall state that such financial statements, in the unqualified opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP. The Annual Financial Statements for Borrower shall be prepared on a consolidated basis. In connection with each set of Annual Financial Statements, if Borrower ever acquires any Subsidiary or Subsidiaries in accordance with the other provisions of this Agreement, annual consolidating statements shall also be prepared by Borrower for delivery to Lender, and such consolidating statements shall be prepared in accordance with GAAP only to the extent normal and customary.

            Applicable Margin shall mean with respect to any Revolving Loan, the applicable per annum percentage set forth below which corresponds to the applicable Debt to Tangible Net Worth Ratio:


===================================================================
                                                     Per Annum
                               Per Annum          Percentage for
        Debt to           Percentage for LIBOR  Alternate Base Rate
Tangible Net Worth Ratio    Rate Borrowings         Borrowings
-------------------------------------------------------------------
     Less than .75x              1.75%                0.000%
    .75x or greater              2.00%                0.000%
===================================================================

            Bankruptcy Code shall mean the United States Bankruptcy Code, as amended, and any successor statute.

            Borrowing Authorization shall mean a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation as to the resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the documents to be executed by such corporation; the incumbency and signature of the officer of such corporation executing such documents on behalf of such corporation, and the Organizational Documents of such corporation.

            Borrowing Base shall mean, as at any date, the amount of the Borrowing Base shown on the Borrowing Base Certificate then most recently delivered pursuant to Paragraph 8(b) hereof, determined by the following calculation:

                 (i) 80% of the Eligible Accounts of Borrower at said date which are owed by account debtors other than Sears, Roebuck and Co.; plus

                 (ii) 90% of the Eligible Accounts of Borrower which are owed by Sears, Roebuck and Co.

In the absence of a current Borrowing Base Certificate, Lender shall determine the Borrowing Base from time to time in its discretion, taking into account all information available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until a current Borrowing Base Certificate, in Proper Form, is furnished to and accepted by Lender.

            Borrowing Base Certificate shall mean a certificate, duly executed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, appropriately completed and in substantially the form of Exhibit A hereto. Each Borrowing Base Certificate shall be effective only as accepted by Lender (and with such revisions, if any, as Lender may require as a condition to such acceptance).

            Business Day shall mean any day on which Lender is open for business.

            Capital Expenditures shall mean, as to any Person, expenditures in respect of fixed or capital assets by such Person, including the capital portion of lease payments made in respect of capital lease obligations, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person. Expenditures in respect of replacements and maintenance consistent with the business practices of a Person in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary course of business are not Capital Expenditures to the extent such expenditures are not capitalized in preparing a balance sheet of such Person in accordance with GAAP.

            Cash Flow shall mean, for any period, (a) the sum of (i) Net Income after taxes, (ii) depreciation and (iii) amortization, less (b) Net Capital Expenditures, all determined in accordance with GAAP.

            Cash Flow Coverage Ratio shall mean, at the end of any calendar month, the ratio of (a) Cash Flow for the preceding twelve (12) month period to
(b) the amount of scheduled principal payments due with respect to Long-Term Indebtedness and the amount of scheduled lease payments due with respect to capital lease obligations for the next successive twelve (12) month period.

            Ceiling Rate shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter One establishes the Ceiling Rate, the Ceiling Rate shall be the "indicated rate ceiling" (as defined in Chapter One) for that day. Lender may from time to time, as to current and future balances, implement any other ceiling under Chapter One by notice to Borrower, if and to the extent permitted by Chapter One. Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

            Chapter One shall mean Chapter One of the Texas Credit Code, as in effect on the date hereof.

            Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations thereof or thereunder by the Internal Revenue Service.

            Collateral shall mean all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to the Security Documents.

            Compliance Certificate shall have the meaning given to it in Paragraph 8(b) hereof.

            Consequential Loss shall mean, with respect to (a) Borrower's payment of principal of a LIBOR Rate Borrowing on a day other than the last day of the applicable LIBOR Interest Period, (b) Borrower's failure to borrow a LIBOR Rate Borrowing on the date specified by Borrower for any reason, (c) Borrower's failure to make any prepayment of the Revolving Loans (other than Alternate Base Rate Borrowings) on the date specified by Borrower, or (d) any cessation of the LIBOR Rate to apply to the Revolving Loans or any part thereof pursuant to Paragraph 5 hereof, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by Lender, including any interest paid by Lender to lenders of funds borrowed by it to make or carry the Revolving Loans. And "Consequential Loss" shall mean, with respect to the termination or cancellation of any LIBOR Rate Borrowing pursuant to Paragraph 5 hereof, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by Lender on account of any reduction resulting from such premature termination or cancellation of such borrowing in Lender's margins or spreads between its cost of funds and the interest earned on the principal of the borrowing so terminated or canceled, including an amount equal to the excess (if any) of (x) interest that would have accrued on any such borrowing during the remainder of the applicable LIBOR Interest Period had such borrowing not been terminated or canceled early, over (y) the interest actually accrued on the principal amount of that terminated or canceled borrowing for such remainder of such LIBOR Interest Period.

            Controlled Group shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the applicable Person, are treated as a single employer under Section 414 of the Code.

            Cost of Funds Rate shall mean, on any day, the rate of interest per annum quoted by Lender to Borrower as the rate which Lender estimates as of such day as its cost of funds with respect to the original principal amount of the applicable Advance Note to which such Cost of Funds Rate shall apply for a period of time equal to the original term of such Advance Note. The Cost of Funds Rate is a reference rate and does not necessarily represent Lender's actual cost of funds with respect to the outstanding balance of the applicable Advance Note as of the date such rate is quoted and Lender disclaims any statement, representation or warranty to the contrary. Borrower shall not be entitled to any refund, credit or offset if such actual cost of funds is determined to be less than the quoted Cost of Funds Rate.

            Credit Documents shall mean any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the indebtedness evidenced by the Notes, including the Notes, this Agreement, Borrowing Authorizations with respect to all such Persons as Lender may require, the Security Documents, all instruments, certificates and agreements now or hereafter executed or delivered to Lender pursuant to any of the foregoing or in connection with the Loans or any commitment regarding the Loans and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

             Current Accounts Receivable shall mean all Accounts, that as of the date of any determination of Current Accounts Receivable: (a) are evidenced by invoice and are due and payable not more than 30 days from the date of the invoice or agreement evidencing same; (b) have been billed within 30 days after the shipment of the goods or the providing of services giving rise to the Account; (c) are not unpaid more than 90 days past date of invoice; (d) arise from the performance of services by the obligee of the Account which have been fully and satisfactorily performed or from the sale of goods in which the obligee had the sole and complete ownership which have been sold to the account debtor on an absolute sale basis on open account and not on consignment, on approval or on a "forced buyback" or "sale or return" basis or subject to any other repurchase or return agreement, and the goods have been shipped and delivered to the account debtor (evidenced by such obligee's possession of shipping and delivery receipts); (e) are valid obligations of the account debtors thereunder and are not subject to set-off, counterclaim, defense, allowance or adjustment (other than discounts for prompt payment shown on the invoice) or to litigation, dispute, objection or complaint by the account debtor concerning its liability on the Account, and the goods, the sale of which gave rise to the Account, have not been returned, rejected, lost or damaged on shipment; (f) arose in the ordinary course of business of the obligee thereon, are stated to be payable in lawful money of the United States and are not evidenced by chattel paper (as such term is defined in the Texas Business and Commerce Code), a promissory note or any other instrument (as such term is defined in the Texas Business and Commerce Code) of any kind; and (g) no notice of bankruptcy, insolvency or financial embarrassment of the account debtor has been received by the obligee of such Account or Lender.

            Current Assets shall mean all assets, including without limitation, the applicable Accounts, which would be included in "current assets" in accordance with GAAP. Current Assets shall be determined on a consolidated basis.

            Current Liabilities shall mean all liabilities and other items which in accordance with GAAP would be included as "current liabilities." Current Liabilities shall be determined on a consolidated basis.

            Current Ratio shall mean, as of any day, the ratio of Current Assets to Current Liabilities.

            Debt to Tangible Net Worth Ratio shall mean, as of any day, the ratio of (a) Indebtedness to (b) Tangible Net Worth.

            Default shall mean an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

            Eligible Accounts shall mean, as at any date of determination thereof, each Current Account Receivable (which is subject to a Security Document and on which Lender shall have a first-priority perfected Lien as security for the Revolving Loans) which is at said date payable to Borrower and which complies with the following requirements: (a) the applicable account debtor is not a foreign country or any subdivision or agency or department thereof or located outside of the fifty (50) states of the United States or Puerto Rico (other than such accounts of debtors located outside of the 50 states of the United States or Puerto Rico specifically approved in writing by Lender as "Eligible Accounts" for purposes hereof); (b) the applicable account debtor is not the United States of America or any of its agencies, departments, commissions, boards or bureaus or is not otherwise subject to the Federal Assignment of Claims Act (other than such accounts of the United States of America or any of its agencies, departments, commissions, boards or bureaus specifically approved in writing by Lender as "Eligible Accounts" for purposes hereof); (c) the Account is subject to no Lien whatsoever, except for the Liens created pursuant to the Security Documents; (d) the Account has not arisen out of transactions with a Subsidiary, employee, officer, agent, director, stockholder, partner, trustee or other owner or holder of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) of Borrower or any Affiliate of any such Person, provided, however, that the Accounts owing by Sears, Roebuck and Co. shall not be excluded from Eligible Accounts even though Sears, Roebuck and Co. owns and holds stock of Borrower, has one or more representatives serving as directors of Borrower and is an Affiliate of Borrower; (e) each of the representations and warranties set forth in the Security Documents with respect to such Account is true and correct in all material respects; and (f) Lender has not deemed such Account ineligible because of Lender's reasonable belief in the uncertainty about the creditworthiness of the account debtor or because Lender otherwise reasonably considers the collateral value thereof to be impaired or its ability to realize such value to be insecure; provided, however, (a) if more than twenty percent (20%) of any account debtor's total Accounts with Borrower (other than Accounts owing by Sears, Roebuck and Co.) then remain unpaid for more than 90 days after the date of invoice, the total Accounts owed to Borrower by such account debtor shall be excluded from Eligible Accounts; and (b) in the event that the aggregate Accounts owed to Borrower by any account debtor (other than Sears, Roebuck and Co.) exceeds ten percent (10%) of the total Accounts owed to Borrower by all account debtors, the Accounts owed by such account debtor to Borrower in excess of such ten percent (10%) amount shall be excluded from Eligible Accounts. In the event of any dispute under the foregoing criteria about whether an Account is or has ceased to be an Eligible Account, the reasonable decision of Lender shall be conclusive and binding. Nothing in this definition of "Eligible Accounts" shall be construed to limit or release any right of Lender to any Collateral.

            Environmental Claim shall mean any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees; or (vi) the manufacture, processing, distribution in commerce or use of any Hazardous Substances. An "Environmental Claim" includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

            Environmental Liabilities includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including remedial, removal, response, abatement, restoration (including natural resources), investigative, monitoring, personal injury and damage to property or natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit, including reasonable attorneys' fees and court costs.

            Environmental Permit shall mean any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances.

            Environmental Matters shall mean matters relating to pollution or protection of the environment, including emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water or ground water, or land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

            ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.

            Event of Default shall have the meaning assigned to it in Paragraph 12 hereof.

            Federal Funds Rate shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Reference Bank from three (3) Federal funds brokers of recognized standing selected by it.

            Financing Statements shall mean all such Uniform Commercial Code financing statements as Lender shall require, in Proper Form, duly executed by Borrower or others to give notice of and to perfect or continue perfection of Lender's Liens in all Collateral.

            GAAP shall mean, as to a particular Person, such accounting practice as, in the opinion of the independent certified public accountants of recognized national standing retained by such Person and acceptable to Lender, conforms at the time to generally accepted accounting principles, consistently applied. GAAP shall mean those principles and practices
(a) which are recognized as such by the Financial Accounting Standards Board,
(b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to Lender, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a GAAP or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to Lender.

            Governmental Authority shall mean any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Lender, Borrower or their respective Property.

            Hard Costs shall mean the purchase price for specific Equipment, as outlined on a vendor's invoice and shall exclude freight, shipping, installation, insurance and maintenance agreement costs and expenses.

            Hazardous Substance shall mean petroleum products and any hazardous or toxic waste or substance defined or regulated as a hazardous substance from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".

            Indebtedness shall mean and includes (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus and surplus reserves) and (b) all guaranties, letter of credit contingent reimbursement obligations, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others; provided, that such term shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to Lender in trust for the payment thereof.

            Interest Payment Dates shall mean with respect to each Revolving Loan, (a) for Alternate Base Rate Borrowings, (1) the last Business Day of each March, June, September and December, and (2) the Maturity Date, and (b) for LIBOR Rate Borrowings, (1) if the LIBOR Interest Period applicable to such LIBOR Rate Borrowing is equal to or less than three (3) months, the end of such LIBOR Interest Period, and (2) if the LIBOR Interest Period applicable to such LIBOR Rate Borrowing is equal to six (6) months, on that day which is three (3) calendar months following the first day of the applicable LIBOR Interest Period (or, if there be no corresponding day, on the next succeeding day which is a Business Day) and at the end of such LIBOR Interest Period.

            Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future. Notwithstanding anything contained herein to the contrary, however, the term "Legal Requirement" shall not include, and shall specifically exclude, Requirements of Environmental Law.

            LIBOR Business Day shall mean a Business Day on which transactions in United States Dollar deposits between banks may be carried on in the London interbank dollar market.

            LIBOR Interbank Rate shall mean, for each LIBOR Interest Period, the rate of interest per annum, rounded, if necessary, to the next highest whole multiple of one-sixteenth percent (1/16%), determined by Lender based upon rates quoted at approximately 11:00 a.m. in the London interbank market, on the date two (2) LIBOR Business Days prior to the first day of such LIBOR Interest Period, for the offering to the Reference Bank by leading dealers in the London interbank market selected by Lender in its sole discretion, acting in good faith, at the time of determination and in accordance with the then existing practice in the London interbank market, of deposits in United States dollars for delivery on the first day of such LIBOR Interest Period and having a maturity equal to the length of such LIBOR Interest Period and in an amount equal (or as nearly equal as may be) to the LIBOR Rate Borrowing to which such LIBOR Interest Period relates. Each determination by Lender of the LIBOR Interbank Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

            LIBOR Interest Period shall mean, for each LIBOR Rate Borrowing, a period commencing:

            (a)  on the date of such LIBOR Rate Borrowing, or

            (b)  on the last day of the immediately preceding
                 LIBOR Interest Period in the case of a roll-over to a successive LIBOR Interest Period,

and ending on the numerically corresponding day one, two, three or six months thereafter, as Borrower shall elect in accordance herewith; provided, (w) any LIBOR Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day, unless such LIBOR Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding LIBOR Business Day;
(x) any LIBOR Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last LIBOR Business Day of the appropriate calendar month; (y) no LIBOR Interest Period shall ever extend beyond the Maturity Date; and (z) LIBOR Interest Periods shall be selected by Borrower in such a manner that the LIBOR Interest Period with respect to any portion of the Revolving Loans which shall become due shall not extend beyond such due date.

            LIBOR Rate shall mean, for the entire term of each LIBOR Interest Period, a rate per annum equal to the lesser of (a) the sum of (1) the Adjusted LIBOR Interbank Rate in effect on the first day of such LIBOR Interest Period plus (2) the Applicable Margin from time to time in effect during such term, and
(b) the Ceiling Rate.

            LIBOR Rate Borrowing shall mean each portion of the principal balance of the Revolving Loans at any time bearing interest at the LIBOR Rate.

            LIBOR Reserve Requirement shall mean, on any day, for any LIBOR Interest Period, the stated maximum rate (expressed as a decimal) for all reserves (including basic, supplemental, marginal and emergency reserves) required to be maintained during such LIBOR Interest Period under Regulation D by any member bank of the Federal Reserve System against "Eurocurrency liabilities," as currently defined in Regulation D, all as specified by any Governmental Authority. Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Adjusted LIBOR Interbank Rate is to be determined as provided in the definition of "LIBOR Interbank Rate" or (b) any category of extensions of credit or other assets which include LIBOR Rate Borrowings. Each determination of the LIBOR Reserve Requirement by Lender shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

            Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

            Loans shall mean the loans described in and provided for by Paragraph 2 and Paragraph 3 hereof.

            Long-Term Indebtedness shall mean all Indebtedness which by its terms matures more than one year from its respective origination date and any Indebtedness maturing within one year from such date which is renewable at the option of the obligor to a date beyond one year from such date.

            Maturity Date shall mean the maturity of the Revolving Note, which is currently September 30, 1998, as the same may hereafter be accelerated pursuant to the provisions of any of the Credit Documents.

            Net Capital Expenditures for a Person shall mean, at the end of any calendar month, the greater of (a) zero, or (b) Capital Expenditures for the preceding twelve (12) month period reduced by the sum of (i) the increase in capital leases for the preceding twelve (12) month period, (ii) the increase in Indebtedness secured by Equipment for the preceding twelve (12) month period,
(iii) the net cash proceeds received by such Person during the preceding twelve
(12) month period from the sale of common or other stock in such Person, and
(iv) the balance of cash-on-hand for such Person at the beginning of the twelve
(12) month period for which Net Capital Expenditures is being calculated, but only to the extent such cash-on-hand component does not duplicate any amounts described in phrases (i), (ii) and (iii) above. Net Capital Expenditures shall be determined on a consolidated basis in accordance with GAAP.

             Net Income shall mean gross revenues and other proper income credits, less all proper income charges (including taxes on income), all determined in accordance with GAAP; provided, that there shall not be included in such revenues (a) any earnings of any Subsidiary for any period prior to the date such Subsidiary was acquired or any undistributed earnings of any Subsidiary; (b) any gains resulting from the write-up of assets; or (c) any gain which is classified is "extraordinary" in accordance with GAAP. Net Income shall be determined on a consolidated basis.

            Notes shall mean the Revolving Note and the Advance Notes, together with any and all renewals, extensions, modifications, rearrangements and/or replacements of any thereof.

            Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation, including any and all modifications thereof as of the date of the Credit Document referring to such Organizational Document and any and all future modifications thereof which are consented to by Lender.

            Parties shall mean all Persons other than Lender executing any Credit Document.

            Past Due Rate shall mean, on any day, a rate per annum equal to the Ceiling Rate for that day, or only if applicable law imposes no maximum nonusurious rate of interest for that day, then at a rate per annum equal to the Prime Rate for that day plus five percent (5%).

            PBGC shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            Person shall mean any individual, corporation, partnership, joint venture, joint stock association, business or other trust, unincorporated organization, Governmental Authority or any other form of entity.

            Plan shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower or any member of a Controlled Group for employees of Borrower or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of a Controlled Group for employees of Borrower is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

            Prime Rate shall mean, on any day, the prime rate for that day as determined from time to time by Lender for the guidance of its loan officers, whether otherwise published or announced. Without notice to Borrower or any other Person, the Prime Rate shall automatically fluctuate upward and downward as and in the amount by which said Prime Rate fluctuates, with each change to be effective as of the date of each change in said Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Lender disclaims any statement, representation or warranty to the contrary. Lender may make commercial loans or other loans at rates or interest at, above or below the Prime Rate.

            Proper Form shall mean in form and substance satisfactory to Lender.

            Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

            Quarterly 10-Q Reports shall mean the 10-Q Reports of a Person, including all notes thereto, which are filed or is to be filed with the Securities Exchange Commission by such Person for the applicable fiscal quarter of such Person.

            Quarterly Financial Statements shall mean the quarterly financial statements of a Person, including a balance sheet as of the end of such fiscal quarter and an income statement for the fiscal year to date, subject to normal year-end adjustments, prepared in accordance with GAAP and certified as true and correct to the best knowledge of an appropriate officer or other party acceptable to Lender on behalf of such Person. The Quarterly Financial Statements for Borrower shall be prepared on a consolidated basis. In connection with each set of Quarterly Financial Statements, if Borrower ever acquires any Subsidiary or Subsidiaries in accordance with the other provisions of this Agreement, quarterly consolidating statements shall also be prepared by Borrower for delivery to Lender, and such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary.

            Rate Selection Date shall mean, with respect to Revolving Loans, that Business Day which is (a) in the case of Alternate Base Rate Borrowings, the date of such borrowing or (b) in the case of LIBOR Rate Borrowings, the date three (3) LIBOR Business Days preceding the first day of any proposed LIBOR Interest Period.

            Rate Selection Notice shall have the meaning ascribed to it in Paragraph 4(c)(1) hereof.

            Reference Bank shall mean Lender or such other financial institution as Lender may from time to time designate with Borrower's prior written approval (such approval to not be unreasonably withheld, delayed or conditioned).

            Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

            Regulatory Change shall mean, with respect to Lender, any change on or after the date of this Agreement in any Legal Requirement (including Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of banks including Lender under any Legal Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

            Request for Advance shall mean (a) with respect to Revolving Loans, a completed Request for Extension of Credit submitted to Lender by an authorized officer of Borrower in the form attached hereto as Exhibit C, and (b) with respect to Advance Loans, a written request for advance of an Advance Loan submitted to Lender by an authorized officer of Borrower, irrevocably designating the term of said Advance Loan (not to exceed 48 months) and the applicable Advance Loan Interest Option selected by Borrower to apply to such Advance Loan.

            Request for Extension of Credit shall mean a written request for a Revolving Loan, duly executed by an appropriate officer of Borrower, appropriately completed and in substantially the form of Exhibit C attached hereto.

            Requirements of Environmental Law shall mean all requirements imposed by any law (including The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation or order of any Governmental Authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, recycling, reclamation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge, release, threatened release, emission or storage of Hazardous Substances.

            Revolving Commitment shall mean the amount of the Total Commitment less the aggregate principal amount outstanding under all Advance Loans as of the date of determination.

            Revolving Loan Interest Option shall have the meaning ascribed to such term in Paragraph 4(a) hereof.

            Revolving Loans shall mean the Loans described in Paragraph 2 hereof. Revolving Loan shall mean any such Loan.

            Revolving Note shall mean the promissory note of Borrower described in Paragraph 2 hereof, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

            Security Agreements shall mean, collectively, (a) the security agreement dated effective April 29, 1994, executed by Borrower in favor of Lender as security for the Revolving Loans, covering all Accounts and related General Intangibles now or hereafter owned by Borrower, (b) the security agreements hereafter executed by Borrower in favor of Lender as security for one or more of the Advance Loans, each covering the specific Equipment of Borrower which is purchased with the proceeds of the applicable Advance Loan secured by such security agreement, (c) the Conditional Security Agreement described in Paragraph 7(b) below, and (d) any and all security agreements hereafter executed in favor of Lender in connection with, or as security for the payment or performance of, any Credit Document, as any of them may from time to time be amended, modified, restated or supplemented.

            Security Documents shall mean, collectively, this Agreement, the Security Agreements, the Financing Statements and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, assignments of production or proceeds of production, assignments of income, assignments of contract rights, assignments of partnership interests, assignments of royalty interests, assignments of performance, completion or surety bonds, standby agreements, subordination agreements, undertakings and other instruments and Financing Statements now or hereafter executed and delivered in connection with, or as security for the payment or performance of, any Credit Document, as any of them may from time to time be amended, modified, restated or supplemented.

            Subsidiary shall mean, as to a particular parent Person, any other Person of which more than 50% of the indicia of equity rights (whether outstanding capital stock, partnership interests or otherwise) is at the time directly or indirectly owned or held by such parent Person.

            Tangible Net Worth shall mean total assets (valued at lower of market value or cost less normal depreciation), less (a) all intangibles and (b) all liabilities (including contingent and indirect liabilities), all determined in accordance with GAAP. The term "intangibles" shall include, without limitation, (1) deferred charges, including without limitation, any deferred tax assets of Borrower; (2) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired; and (3) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles. Tangible Net Worth shall be determined on a consolidated basis.

            Texas Credit Code shall mean Title 79, Texas Revised Civil Statutes, 1925, as amended.

            Total Commitment shall mean the obligation of Lender under this Agreement to make Loans to Borrower in an aggregate principal amount at any one time outstanding up to (but not exceeding) $10,000,000.00.

            Unfunded Liabilities shall mean, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the applicable Controlled Group to the PBGC or a Plan under Title IV of ERISA.

The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.

     2.     Revolving Loans.

            (a) Lender agrees, subject to all of the terms and conditions of this Agreement (including Paragraph 8 hereof), to make Revolving Loans under this Paragraph to Borrower prior to the Maturity Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (i) the Revolving Commitment or (ii) the Borrowing Base then in effect. All funds advanced under any Revolving Loan shall be utilized by Borrower for working capital purposes, including without limitation, support or working capital needs resulting from Borrower's December 29, 1994 Parts Service Agreement with Sears, Roebuck & Co. Subject to the conditions set forth in this Agreement, any such Revolving Loan repaid prior to the Maturity Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Revolving Loans shall be due and payable in full on the Maturity Date.
Borrower and Lender agree that Chapter 15 of the Texas Credit Code shall not apply to this Agreement, the Revolving Note or any Loan obligation. The Revolving Loans shall be evidenced by the Revolving Note dated concurrently herewith executed by Borrower, payable to the order of Lender in the original principal amount of $10,000,000.00. Lender shall in no event be obligated to fund more than one (1) Revolving Loan per each Business Day. The Revolving Loan proceeds shall be made available to Borrower by depositing them in an account designated by Borrower and maintained with Lender.

            (b) If the aggregate outstanding amount of the Revolving Loans ever exceeds either the Borrowing Base or the Revolving Commitment then in effect, Borrower shall within two (2) Business Days after demand by Lender prepay the Revolving Loans in such amounts as shall be necessary to cause the aggregate outstanding amount of the Revolving Loans to be equal to or less than the lesser of the Borrowing Base or the Revolving Commitment then in effect.

            (c) Borrower shall also cause the outstanding principal balance of the Revolving Note to be prepaid in full and reduced to a zero balance for thirty (30) consecutive days at any time during each of the following periods:
(i) from September 30, 1996 until and including September 30, 1997; and (ii) from September 30, 1997 until and including the Maturity Date.

            (d) Borrower hereby agrees to pay to Lender a commitment fee on the unused portion of the Revolving Commitment for the period of time from the date of this Agreement until the Maturity Date. Such Commitment Fee shall be calculated at a rate per annum equal to one-quarter of one percent (1/4%), shall be computed daily (on the basis of the actual number of days elapsed in the year composed of 360 days) and shall be based on the difference between the Revolving Commitment amount and the unpaid and outstanding principal balance of the Revolving Note for the applicable day. Accrued and unpaid commitment fees shall be paid in arrears on or before the fifth (5th) Business Day after Lender has given Borrower a written statement setting forth the amount of commitment fees owing for each applicable fiscal quarter prior to the Maturity Date and as of the Maturity Date itself. All past due commitment fees payable under this subparagraph shall, at the option of Lender, bear interest at Past Due Rate.

     3. Advance Loans. Subject to all of the terms and conditions of this Agreement (including Paragraph 8 hereof), Borrower shall have the right to utilize a portion of the Total Commitment from time to time prior to or on September 30, 1998 by obtaining from Lender one or more Advance Loans for the purposes of financing up to eighty percent (80%) of the actual Hard Costs incurred by Borrower in connection with the purchase of new Equipment; provided, that in no event shall Lender have any obligation to advance any Advance Loan if (a) the original principal amount of such Advance Loan plus the aggregate principal amount of all other Advance Loans then outstanding at such time would exceed $4,000,000.00, or (b) the original principal amount of such Advance Loan plus the aggregate principal amount of all other Loans then outstanding at such time (including all Revolving Loans) would exceed the Total Commitment. Each Advance Loan shall be evidenced by a separate promissory note executed by Borrower, payable to the order of Lender in the original principal amount of the funds advanced under the applicable Advance Loan. Each of such promissory notes shall have a maturity not greater than forty-eight (48) months from the date of the applicable Advance Loan and shall require equal monthly principal installments in the amount necessary to fully amortize the original principal balance thereof over the term of the applicable Advance Note.
Accrued and unpaid interest shall also be due and payable with and in addition to each installment of principal. Each Request for Advance of an Advance Loan must also be accompanied by satisfactory invoices, vouchers and other evidence necessary to confirm the actual amount of "hard costs" incurred by Borrower in connection with the applicable purchase of Equipment. The principal amount of any Advance Loans repaid may be reborrowed pursuant to the terms of this Agreement, and Borrower and Lender further acknowledge and agree that Chapter 15 of the Texas Credit Code shall not apply to any of the Advance Loans or the Advance Notes. Both parties hereto agree that the terms and conditions of this Agreement shall hereafter govern the Advance Loans until payment in full of the amounts outstanding thereunder.

     4.     Interest Options for Loans.

            (a) Options Available for Revolving Loans. Subject to Paragraph 14 hereof, the Revolving Notes shall bear interest on their respective outstanding principal balances at the Alternate Base Rate; provided, that (1) all past due principal and interest under each Revolving Note shall bear interest at the Past Due Rate which shall be payable on demand, and (2) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balance from time to time outstanding under the Revolving Notes bear interest until their respective maturities at a rate per annum equal to the LIBOR Rate (together with the Alternate Base Rate, individually herein called an "Revolving Loan Interest Option" and collectively called "Revolving Loan Interest Options"). The records of Lender with respect to Revolving Loan Interest Options, LIBOR Interest Periods and the amounts of Revolving Loans to which they are applicable shall be binding and conclusive, absent manifest error. Interest on the Revolving Loans shall be calculated at the Alternate Base Rate except where it is expressly provided pursuant to this Agreement that the LIBOR Rate is to apply.

            (b) Options Available for Advance Loans. Subject to Paragraph 14 hereof, each of the Advance Notes shall bear interest on their respective outstanding principal balances at either (1) a floating rate per annum equal to the Prime Rate plus 1/4% or (2) a fixed rate per annum equal to the Cost of Funds Rate as of the date of the applicable Advance Note plus 2.25% (together with the Prime Rate, individually herein called an "Advance Loan Interest Option" and collectively called "Advance Loan Interest Options"); provided, that all past due principal and interest under all of the Advance Notes shall bear interest at the Past Due Rate which shall be payable on demand. The Advance Loan Interest Option to apply to each particular Advance Note shall be selected and designated by Borrower in the Request for Advance to be submitted by Borrower to Lender in accordance with Paragraph 8(a)(ii) hereof, and Borrower shall have no further right to designate or convert the Advance Loan Interest Option applicable to such Advance Note during the term thereof. The records of Lender with respect to Advance Loan Interest Options and the respective Advance Loans to which they are applicable shall be binding and conclusive, absent manifest error.

            (c) Designation and Conversion of Revolving Loan Interest Options. Borrower shall have the right to designate or convert its Revolving Loan Interest Options in accordance with the provisions hereof. Provided no Default or Event of Default has occurred and is continuing and subject to the provisions of the last sentence of Paragraph 4(a) hereinabove and of Paragraph
5 hereof, Borrower may elect to have the LIBOR Rate apply or continue to apply to all or any portion of the principal balance of the Revolving Notes. Each change in Revolving Loan Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Revolving Loans, but such conversion alone shall not change the outstanding principal balance of the Revolving Notes. The Revolving Loan Interest Options shall be designated or converted in the manner provided below:

                (1) Borrower shall give Lender notice by telephone, promptly confirmed by written notice (the "Rate Selection Notice") substantially in the form of Exhibit D attached hereto. Each such telephone and written notice shall specify the amount and type of borrowings which are the subject of the designation, if any; the amount and type of borrowings into which such borrowings are to be converted or for which a Revolving Loan Interest Option is designated; the proposed date for the designation or conversion (which, in the case of conversion of LIBOR Rate Borrowings, shall be the last day of the LIBOR Interest Period applicable thereto) and the LIBOR Interest Period or Periods, if any, selected by Borrower. Such notice by telephone shall be irrevocable and shall be given to Lender no later than the applicable Rate Selection Date. If (a) a new Revolving Loan is to be a LIBOR Rate Borrowing, (b) an existing LIBOR Rate Borrowing is maturing at the time that a new Revolving Loan is being requested and Borrower is electing to have such existing portion of the outstanding principal balance of the Revolving Notes going forward bear interest at the same Revolving Loan Interest Option and for the same LIBOR Interest Period as the new Revolving Loan, or (c) a portion of the Alternate Rate Borrowing is to be converted so as to bear interest at the same Revolving Loan Interest Option and for the same LIBOR Interest Period as the new Revolving Loan, then the Rate Selection Notice shall be included in the Request for Extension of Credit applicable to the new Revolving Loan (with no additional or separate Rate Selection Notice being required), which shall be given to Lender no later than the applicable Rate Selection Date.

                (2) No more than three (3) LIBOR Interest Periods shall be in effect at any one time. Each LIBOR Rate Borrowing shall be in the amount of at least $500,000.

                (3) Principal included in any borrowing shall not be included in any other borrowing which exists at the same time.

                (4) Each designation or conversion shall occur on a Business Day (and, for LIBOR Rate Borrowings, on a LIBOR Business Day).

                (5) Except as provided in Paragraph 5 hereof, no LIBOR Rate Borrowing shall be converted on any day other than the last day of the applicable LIBOR Interest Period.

            (d) Accrual Computations. All interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless the effect of so computing shall be to cause the rate of interest to exceed the Ceiling Rate, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, interest and fees shall be computed on the basis of the actual days elapsed in the applicable calendar year in which they accrued.

     5.     Special Provisions Applicable to LIBOR Rate Borrowings.

            (a) Options Unlawful. If, after the date of this Agreement, the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time make it unlawful or impossible for Lender to permit the establishment of or to maintain any LIBOR Rate Borrowing, the commitment of Lender to establish or maintain the LIBOR Rate affected by such adoption or change shall forthwith be canceled and Borrower shall forthwith, upon demand by Lender to Borrower, (1) convert the LIBOR Rate with respect to which such demand was made to the Alternate Base Rate; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate Lender for any additional cost or expense which Lender may incur as a result of such adoption of or change in such

Legal Requirement or in the interpretation or administration thereof and any Consequential Loss which Lender may incur as a result of such conversion to the Alternate Base Rate. If, when Lender so notifies Borrower, Borrower has given a Rate Selection Notice specifying one or more borrowings of the type with respect to which such demand was made but the selected LIBOR Interest Period or LIBOR Interest Periods has not yet begun, such Rate Selection Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Revolving Loans specified in such Rate Selection Notice shall bear interest at the Alternate Base Rate until a different available Revolving Loan Interest Option shall be designated in accordance herewith.

            (b) Increased Cost of Borrowings. If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority shall at any time as a result of any portion of the principal balance of the Revolving Notes being maintained on the basis of the LIBOR Rate:

                (1) subject Lender (or make it apparent that Lender is subject) to any tax (including any United States interest equalization tax), levy, impost, duty, charge, fee (collectively, "Taxes"), or any deduction or withholding for any Taxes on or from the payment due under any LIBOR Rate Borrowing or other amounts due hereunder, other than income and franchise taxes of the United States and its political subdivisions; or

                (2) change the basis of taxation of payments due from Borrower to Lender under any LIBOR Rate Borrowing (otherwise than by a change in the rate of taxation of the overall net income of Lender); or

                (3) impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the LIBOR Reserve Requirement), special deposit requirement or similar requirement (including state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by Lender, or against deposits or accounts in or for the account of Lender, or against loans made by Lender, or against any other funds, obligations or other Property owned or held by Lender; or

                (4) impose on Lender any other condition regarding any LIBOR Rate Borrowing; and the result of any of the foregoing is to increase the cost to Lender of agreeing to make or of making, renewing or maintaining such borrowing on the basis of the LIBOR Rate, or reduce the amount of principal or interest received by Lender, then, upon demand by Lender, Borrower shall pay to Lender, from time to time as specified by Lender, additional amounts which shall compensate Lender for such increased cost or reduced amount. Lender will promptly notify Borrower in writing of any event, upon becoming actually aware of it, which will entitle Lender to additional amounts pursuant to this paragraph. Lender's determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error, provided that the calculation thereof is set forth in reasonable detail in such notice.

Borrower shall have the right, if it receives from Lender any notice referred to in the preceding paragraph, upon three (3) Business Days' notice to Lender, either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or
(ii) to convert the LIBOR Rate in effect with respect to such borrowing to the Alternate Base Rate; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate Lender for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Consequential Loss which may be incurred as a result of such repayment or conversion.

            (c) Inadequacy of Pricing and Rate Determination. If for any reason with respect to any LIBOR Interest Period Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that: (1) Lender is unable through its customary general practices to determine a rate at which the Reference Bank is offered deposits in United States dollars by prime banks in the London interbank market in the appropriate amount for the appropriate period, or by reason of circumstances affecting the London interbank market generally, the Reference Bank is not being offered deposits in United States dollars in the London interbank market, for the applicable LIBOR Interest Period and in an amount equal to the amount of the LIBOR Rate Borrowing requested by Borrower, or (2) the LIBOR Rate will not adequately and fairly reflect the cost to Lender of making and maintaining any LIBOR Rate Borrowing hereunder for any proposed LIBOR Interest Period, then Lender shall give Borrower notice thereof and thereupon,
(A) any Rate Selection Notice previously given by Borrower designating a LIBOR Rate which has not commenced as of the date of such notice from Lender shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Lender shall notify Borrower that the circumstances giving rise to such notice from Lender no longer exist, each Rate Selection Notice requesting a LIBOR Rate shall be deemed a request for an Alternate Base Rate Borrowing, and each outstanding LIBOR Rate Borrowing then in effect shall be converted, without any notice to or from Borrower, upon the termination of the LIBOR Interest Period then in effect, to an Alternate Base Rate Borrowing.

                   (d) INDEMNIFICATION. BORROWER SHALL INDEMNIFY LENDER AGAINST AND HOLD LENDER HARMLESS FROM ANY LOSS OR EXPENSE WHICH LENDER MAY INCUR OR SUSTAIN AS A CONSEQUENCE OF ANY UNTIMELY PAYMENT (MANDATORY OR OPTIONAL) OR DEFAULT BY BORROWER IN THE PAYMENT OF ANY PRINCIPAL AMOUNT OF OR INTEREST ON EACH REVOLVING NOTE, OR ANY FAILURE BY BORROWER TO CONVERT OR TO BORROW ANY LIBOR RATE BORROWING ON THE DATE SPECIFIED BY BORROWER, IN EACH CASE INCLUDING ANY INTEREST PAYABLE BY LENDER TO THE LENDERS OF THE FUNDS OBTAINED BY IT IN ORDER TO MAKE OR MAINTAIN ANY LIBOR RATE BORROWING (OR ANY PORTION THEREOF), AND, TO THE EXTENT NOT COVERED ABOVE, ANY CONSEQUENTIAL LOSS. THIS AGREEMENT SHALL SURVIVE THE PAYMENT OF EACH REVOLVING NOTE. A CERTIFICATE AS TO ANY ADDITIONAL AMOUNTS PAYABLE PURSUANT TO THIS PARAGRAPH SUBMITTED BY LENDER TO BORROWER SHALL BE CONCLUSIVE AND BINDING UPON BORROWER, ABSENT MANIFEST ERROR, PROVIDED THE CALCULATION THEREOF IS SET FORTH IN REASONABLE DETAIL IN SUCH NOTICE.

            (e) Rate Quotes and Lists of Business Days. If Borrower requests quotes of the LIBOR Rate for different LIBOR Interest Periods being considered for election by Borrower, Lender will use reasonable efforts to provide such quotes to Borrower promptly. However, all such quotes provided shall be representative only and shall not be binding on Lender, nor shall they be determinative, directly or indirectly, of any LIBOR Rate or any component of any such rate, nor will Borrower's failure to receive or Lender's failure to provide any requested quote or quotes either (1) excuse or extend the time for performance of any obligation of Borrower or for exercise of any right, option or election of Borrower or (2) impose any duty or liability on Lender. If Borrower requests a list of the Business Days or LIBOR Business Days in any calendar month, Lender will use reasonable efforts to provide such list promptly. However, any such list provided shall be understood to identify only those days which Lender believes in good faith at the time such list is prepared will be the Business Days or LIBOR Business Days for such month. Lender shall have no liability for any failure to provide, delay in providing, error or mistake in or omission from, any such quote or list.

            (f) Payment Dates. Whenever any payment to be made hereunder or under any Revolving Note shall be stated to be due on a day which is neither a Business Day nor a LIBOR Business Day, such payment may be made on the next succeeding Business Day, or, subject to the definition of LIBOR Interest Period in the case of any payment of the Revolving Notes to which the LIBOR Rate applies, on the next succeeding LIBOR Business Day, and such extension of time shall in each such case be included in computing interest and commitment fees in connection with such payment.

            (g) LIBOR Funding Mechanism. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of the Revolving Loans hereunder in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Rate Borrowing during each LIBOR Interest Period through the purchase of deposits having a maturity corresponding to such LIBOR Interest Period and bearing an interest rate equal to the LIBOR Interbank Rate for such LIBOR Interest Period.

            (h) Obligations Survive Termination. Borrower's obligation to pay increased costs and Consequential Loss with regard to each LIBOR Rate Borrowing as specified in this Paragraph 5 shall survive termination of this Agreement.

     6.     Prepayments of Loans.

            (a) Borrower may at any time prepay all or any portion of any Alternate Base Rate Borrowings without any prepayment penalty or other charge.

            (b) Prepayments of LIBOR Rate Borrowings shall be subject to the following conditions:

                (1) LIBOR Rate Borrowings may be prepaid in full, but in no event shall any LIBOR Rate Borrowing be partially prepaid.

                (2) Prepayments applied to any LIBOR Rate Borrowing may be made on any LIBOR Business Day, provided, that (i) Borrower shall have given Lender at least five (5) LIBOR Business Days' prior irrevocable written or telecopied notice of such prepayment, specifying the principal amount of the LIBOR Rate Borrowing to be prepaid, the particular LIBOR Rate Borrowing to which such prepayment is to be applied and the prepayment date; and (ii) if such prepayment is made on any day other than the last day of the LIBOR Interest Period corresponding to the LIBOR Rate Borrowing to be prepaid, Borrower shall pay directly Lender, on the last day of such LIBOR Interest Period, the Consequential Loss as a result of such prepayment.

                (3) Notice of any prepayment of any LIBOR Rate Borrowing having been given, the principal amount specified in such notice, together with interest thereon to the date of prepayment, shall be due and payable on such prepayment date.

            (c) Prepayments of Advance Loans shall be permitted, in whole or in part, at any time, subject to the other provision of this subparagraph (c). Advance Loans accruing interest at the floating rate Advance Loan Interest Option may be prepaid in whole or in part without any prepayment penalty or other charge. Advance Loans accruing interest at the fixed rate Advance Loan Interest Option, however, may be prepaid, in whole or in part, only if such prepayment is accompanied by a prepayment charge as compensation for Lender's loss of profit which will result from such prepayment. Such prepayment charge shall be calculated by multiplying (i) the amount of principal prepaid on such fixed rate Advance Loans by (ii) the remainder obtained by subtracting (1) the annual yield (reflecting both stated interest rate and discount, if any) to maturity of obligations of the U.S. Treasury (the "Treasury Rate") as determined by Lender in an amount equal or comparable to the amount of such fixed rate Advance Loans being prepaid for the period of time commencing on the date of the prepayment and ending on or as close as possible to the original scheduled maturity date of such fixed rate Advance Loans being prepaid, from (2) the cost of funds Lender would have incurred for the amount of principal prepaid on such fixed rate Advance Loans had the amount of such prepayment otherwise been paid as scheduled, and multiplying the product of (i) and (ii) above, if it is positive, times the number of days from the date of prepayment to the originally scheduled maturity date of such fixed rate Advance Loans being prepaid, divided by 360, and discounting the result to present value at the Treasury Rate. Any determination by Lender of its cost of funds, the Treasury Rate and the amount of any prepayment charge for purposes of this subparagraph (c) shall each be conclusive and binding upon Borrower, absent manifest error. If Lender exercises its right to accelerate the original scheduled maturity date of any fixed rate Advance Loans following an Event of Default, any tender of payment by Borrower in the amount necessary to satisfy all of such fixed rate Advance Loans shall constitute an evasion of this prepayment charge provision, shall be deemed to be a voluntary prepayment and shall, to the extent not prohibited or sanctioned by applicable law, be accompanied by payment of the prepayment charge required to be paid for voluntary prepayment of a like amount.

            (d) All prepayments of any Loan shall be applied first, to any prepayment charge (if applicable), next to accrued interest, and the balance to principal installments in inverse order of maturity.

     7.     Collateral for Loans.

            (a) The Revolving Loans shall at all times be secured by a first priority security interest in all Accounts, related General Intangibles and products and proceeds thereof now or hereafter owned by Borrower. Each of the Advance Loans shall be secured by a first priority security interest in the specific Equipment purchased with funds advanced under the applicable Advance Loan, together with all products and proceeds of the specific Equipment. Such security interests in the applicable Collateral shall be evidenced by the applicable Security Agreements.

            (b) After the occurrence of any Event of Default, the Revolving Loans and the Advance Loans shall automatically be cross-collateralized so as to cause Lender to receive as security for all Loans a security interest in all Collateral then securing the Revolving Loans or any of the Advance Loans. Such cross-collateralization shall be evidenced by that certain Security Agreement-Accounts and Equipment (the "Conditional Security Agreement") executed and delivered by Borrower to Lender on or about April 29, 1994. Such Conditional Security Agreement shall continuously be held by Lender, but shall not be deemed to be effectively delivered to Lender or enforceable by Lender unless and until an Event of Default has occurred. As noted above, upon the occurrence of an Event of Default, the cross-collateralization of the Collateral as security for all of the Loans, as well as the delivery and enforceability of said Conditional Security Agreement, shall be automatic and without any further action by either party hereto. Once each Event of Default which has previously occurred has been cured to the reasonable satisfaction of Lender, the cross-collateralization security interest in the Collateral discussed in this Paragraph shall automatically be released without further action by either party hereto and said Conditional Security Agreement shall continue to be held by Lender for safekeeping purposes, but shall not thereafter be deemed to be effective, enforceable or delivered unless and until the occurrence of any additional Event of Default.

            (c) Notwithstanding the foregoing, prior to the occurrence of a Default or an Event of Default, Borrower may refinance with a third party lender (subject to compliance with the provisions of Paragraph 11(a) hereof) the aggregate amounts outstanding under either (i) the Revolving Note or (ii) all Advance Notes then in existence. In such event (except as noted in the following sentence), Lender will not thereafter be entitled to the above-described cross-collateralization of the Collateral as security for all of the Loans upon the occurrence of any subsequent Event of Default. If the aggregate amounts outstanding under the Revolving Note are refinanced as discussed above, all of the Equipment purchased with any funds advanced under any Advance Loans shall continue to be automatically cross-collateralized in accordance with subparagraph (b) above as security for all Advance Loans upon the occurrence of an Event of Default. If the amounts outstanding under the Revolving Note are refinanced with a third party lender, the Total Commitment shall automatically terminate, and if the aggregate amounts outstanding under the Advance Notes are refinanced with a third party, Lender's obligation to make further advances of any Advance Loans shall immediately cease.

     8.     Conditions Precedent.

            (a) The obligation of Lender to make any Loan is subject to the accuracy of all representations and warranties of Borrower in this Agreement or any other Credit Document on the date thereof (and Lender's receipt of evidence of such accuracy), to the performance by Borrower of its obligations under the Credit Documents (and Lender's receipt of evidence of such performance) and to the satisfaction of the following conditions: (i) Lender shall have received, no later than 10:00 a.m. Austin, Texas time on the applicable Rate Selection Date of a requested Revolving Loan, a proper Request for Advance, and if requested by Lender, a current Borrowing Base Certificate (together with such related supporting information as Lender may reasonably request) if Lender does not then have in its possession a current monthly Borrowing Base Certificate due to Lender's prior receipt of only quarterly Borrowing Base Certificates for the applicable preceding period(s); (ii) Lender shall have received, no later than 10:00 a.m. Austin, Texas time on the date three (3) Business Days prior to the date Borrower desires to receive funds under a requested

Advance Loan, a proper Request for Advance; (iii) prior to the date of the Loan, there shall have occurred, in the reasonable opinion of Lender, no material adverse change in the assets, liabilities, financial condition, business or affairs of Borrower; (iv) no Default or Event of Default shall have occurred and be continuing; (v) the making of the Loan shall not be prohibited by, or subject Lender to any penalty or onerous condition under, any applicable Legal Requirement; (vi) all of the applicable Credit Documents, including without limitation, the appropriate Security Agreements, have been executed and delivered, and shall be valid, enforceable and in full force and effect; (vii) all fees and expenses owed to Lender under any of the Credit Documents as of the date thereof shall have been paid in full; and (viii) Lender shall have received such other documents as it may reasonably require. Delivery of any Request for Advance to Lender shall constitute a representation by Borrower that the representations and warranties made by Borrower under this Agreement and the other Credit Documents are true and correct as of the date of delivery of such Request for Advance.

            (b) In addition to the conditions described in Paragraph 8(a) hereof, the obligation of Lender to make any Advance Loans and the initial Revolving Loan is subject to the receipt by Lender of each of the following, in Proper Form: (1) the Notes and the other Credit Documents, including without limitation, the appropriate Security Agreements; (2) a duly executed Borrowing Authorization with respect to Borrower; (3) a certificate from the Secretary of State or other appropriate official of the State of Texas as to the continued existence and good standing of Borrower; (4) a certificate from the appropriate public official of each jurisdiction other than the State of Texas as to the due qualification to do business and good standing of Borrower where such qualification is necessary to conduct Borrower's business in such jurisdiction;
(5) insurance policies addressed to Lender reflecting the insurance required by the Credit Documents; and (6) evidence reasonably satisfactory to Lender as to the perfection and priority of the Liens created by the Security Documents, and to the further condition that, at the time thereof, all legal matters incident to the transactions herein contemplated shall be satisfactory to Lender's legal counsel.

     9. Representations and Warranties. Borrower represents and warrants that:

            (a) (i) Borrower is duly organized, validly existing and in good standing under the laws of the state of its organization and has full legal right, power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under the Credit Documents executed by it, (ii) Borrower is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business it conducts makes such qualification necessary or desirable and (iii) Borrower's execution, delivery and performance of the Credit Documents executed by it have been duly authorized by all necessary action under Borrower's Organizational Documents and otherwise.

            (b) Borrower's execution, delivery and performance of the Credit Documents do not and will not require (i) any consent of any other Person or
(ii) any consent, license, permit, authorization or other approval (including foreign exchange approvals) of any court, arbitrator, administrative agency or other Governmental Authority, or any notice to, exemption by, any registration, declaration or filing with or the taking of any other action in respect of, any such court, arbitrator, administrative agency or other Governmental Authority.

            (c) Neither execution or delivery of any Credit Document, nor the fulfillment of or compliance with its terms and provisions will (i) violate any Legal Requirement or the Organizational Documents of Borrower or (ii) conflict with or result in a breach of the terms, conditions or provisions of, or cause a default under, any agreement, instrument, franchise, license or concession to which Borrower is a party or bound.

            (d) Each Credit Document has been duly and validly executed, issued and delivered by Borrower. They are in proper legal form for prompt enforcement and they are Borrower's valid and legally binding obligations, enforceable in accordance with their terms. Borrower's obligations under them rank and will rank at least equal in priority of payment with Borrower's other debt (except only for debt preferred by operation of law or debt disclosed in writing to Lender before execution and delivery of this Agreement).

            (e) All information supplied to Lender, and all statements made to Lender by or on behalf of Borrower before, concurrently with or after execution of this Agreement are and will be true, correct, complete, valid and genuine in all material respects. Borrower's financial statements furnished to Lender fairly present the financial condition of Borrower as of its date and for the period then ended. No material adverse change has occurred in the financial conditions reflected in any such statements since their dates, and all assets listed on such statements are subject to Borrower's management, control and disposition and, except as shown therein, are available to satisfy any claims rightfully made pursuant to the Credit Documents.

            (f) Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except for taxes which are being diligently contested in good faith and for payment of which adequate reserves have been set aside.

            (g) There is no condemnation or other action, suit or proceeding pending, or, to the best of Borrower's knowledge, threatened, against or affecting Borrower or the Collateral, at law or in equity, or before or by any Governmental Authority, which might result in any material adverse change in Borrower's business or financial condition or in the Collateral or in other Property of Borrower or any interest in it.

            (h) Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority, in the payment of any Indebtedness for borrowed money or under any agreement or other papers evidencing or securing any such debt.

            (i) Borrower is not a party to any contract or agreement which materially and adversely affects any of its businesses, properties, assets or financial conditions.

            (j) Borrower is now solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or, to Borrower's knowledge, against Borrower. Borrower's liabilities and obligations under the Credit Documents to which it is a party do not and will not render Borrower insolvent, cause Borrower's liabilities to exceed Borrower's assets or leave Borrower with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.

            (k) No representation or warranty contained in any Credit Document and no statement contained in any certificate, schedule, list, financial statement or other papers furnished to Lender by or on behalf of Borrower contains, or will contain, any untrue statement of material fact, or omits, or will omit, to state a material fact necessary to make the statements contained therein not misleading.

            (l) Except as disclosed to Lender in writing, none of the proceeds of the Notes will be used for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would make such credit a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

            (m) Borrower possess all permits, licenses, patents, trademarks, tradenames and copyrights required to conduct its businesses.

            (n) Borrower and the Collateral are in compliance with all material applicable Legal Requirements and Borrower manages and operates (and will continue to manage and operate) its businesses in accordance with good industry practices.

            (o) With respect to each Plan, Borrower and each member of a Controlled Group for the employees of Borrower have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code. No event has occurred which could result in a liability of Borrower or any member of a Controlled Group for the employees of Borrower to the PBGC or a Plan (other than to make contributions in the ordinary course). Since the effective date of Title IV of ERISA, there have not been any nor are there now existing any events or conditions that would cause the Lien provided under
Section 4068 of ERISA to attach to any property of Borrower or any member of a Controlled Group for the employees of Borrower. There are no

Unfunded Liabilities with respect to any Plan. No "prohibited transaction" has occurred with respect to any Plan.

            (p) To the best knowledge and belief of Borrower, (i) Borrower (and its properties, assets, business and operations) has been and is in compliance with all applicable Requirements of Environmental Law and Environmental Permits,
(ii) Borrower (or any of its properties, assets, business and operations) are not subject to any (A) Environmental Claims or (B) Environmental Liabilities, in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof, and (iii) Borrower has not received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its assets, properties, business or operations. The liability (including without limitation any Environmental Liability and any other damage to persons or property), if any, of Borrower with respect to its properties, assets, business and operations which is reasonably expected to arise in connection with Requirements of Environmental Laws currently in effect and other environmental matters presently known by such entity will not have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of such entity or on the ability of such entity to perform its material obligations under any Credit Document to which it is a party.
Borrower does not know of any event or condition with respect to Environmental Matters with respect to any of its properties which could reasonably be expected to have a material adverse effect on the business, condition
(financial or otherwise), operations, properties or prospects of Borrower or on the ability of Borrower to perform its material obligations under any Credit Document to which it is a party. The provisions of this Section are cumulative of the provisions relating to this subject matter in the other Credit
Documents.

            (q) Borrower currently has no Subsidiaries.

     10. Affirmative Covenants. Borrower covenants and agrees that prior to termination of this Agreement:

            (a) Borrower shall (and shall cause each of its Subsidiaries to) at all times (i) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and reserves deemed adequate by Lender have been established therefor; (ii) to the extent applicable, do all things necessary to preserve its existence, qualifications, rights and franchises in all states where such qualification is necessary or desirable; (iii) comply with all applicable Legal Requirements (including Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property; (iv) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently, and (v) pay punctually and discharge when due, or renew or extend, any debt incurred by it and discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed on its part in connection therewith, or in connection with any agreement or other instrument relating thereto or in connection with any mortgage, pledge or lien existing at any time upon any of its property or assets; provided, however, that nothing contained in this subparagraph (v) shall require payment, discharge, renewal or extension of any such indebtedness or discharge, performance or observance of any such covenants, provisions and conditions so long as any claims which may be asserted against Borrower with respect to any such indebtedness or any such covenants, provisions and conditions shall be contested diligently and in good faith and reserves with respect thereto deemed adequate by Lender shall be established.

            (b) Borrower shall furnish or cause to be furnished to Lender copies of each of the following: (1) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, Annual Financial Statements of Borrower; (2) as soon as available and in any event within 30 days after the end of each fiscal quarter (including the last fiscal quarter) of each fiscal year of Borrower, (i) Quarterly Financial Statements of Borrower, (ii) a compliance certificate ("Compliance Certificate") in the form of Exhibit B attached hereto, duly executed by an appropriate officer acceptable to Lender on behalf of Borrower, and (iii) an accounts payable aging from Borrower as of the end of such fiscal quarter, prepared in reasonable detail and containing such related information as Lender may reasonably request; (3) as soon as available and in any event, within 30 days after the end of each fiscal quarter (including the last fiscal quarter) of each fiscal year of Borrower (or within 30 days after the end of each calendar month if and when Revolving Loans are outstanding hereunder as of the end of such calendar month), (i) a listing and aging of the Accounts of Borrower as of the end of such fiscal quarter or calendar month, as applicable, prepared in reasonable detail and containing such related information as Lender may reasonably request, and (ii) a Borrowing Base Certificate, together with such related supporting information as Lender may reasonably request, as of the end of such fiscal quarter or calendar month, as applicable; (4) as soon as available and in any event within 45 days after the end of each fiscal quarter of Borrower, 10-Q Reports of Borrower; (5) on the date hereof, a Borrowing Base Certificate as of the date hereof, together with such related supporting information as Lender may reasonably request; and (6) such other information relating to the financial condition, operations, prospects or business of Borrower as from time to time may be reasonably requested by Lender. Each delivery of a financial statement pursuant to this Paragraph shall constitute a republication of the representations and warranties contained in Paragraph 9 hereof.


            (c)  Borrower, on a consolidated basis, shall have and maintain:

                 (1) a Current Ratio of not less than 1.25 to 1.00 at all times;


                 (2) a Debt to Tangible Net Worth Ratio not greater than 1.25 to
            1.00 at all times;

                 (3) a Cash Flow Coverage Ratio of not less than 1.25 to 1.00 at all times; and

                 (4) a Tangible Net Worth of $12,000,000.00 at all times until
            May 31, 1997. On May 31 of each calendar year (commencing with May 31, 1997), said minimum Tangible Net Worth requirement shall be increased (but not decreased if such amount is a negative number) by an amount equal to fifty percent (50%) of the Net Income for Borrower for the previous fiscal year.

            (d) Borrower shall permit Lender to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants (but Lender shall only be entitled to discuss Borrower's affairs with Borrower's accountants if Lender has provided reasonable notice to Borrower in advance of such discussions and any fees charged by Borrower's accountants in connection therewith are promptly paid by Lender), all at such times and intervals and to such extent as Lender may reasonably desire. Lender shall use its best efforts to maintain the confidentiality of any and all information furnished or provided to Lender by Borrower in connection with the Loans.

            (e) Borrower shall promptly execute and deliver (or cause to be executed and delivered), at Borrower's expense, any and all other and further instruments which may be reasonably requested by Lender to cure any defect in the execution and delivery of any Credit Document or more fully to describe particular aspects of the agreements and undertakings set forth in the Credit Documents.

            (f) Borrower shall maintain books of record and account in accordance with GAAP.

            (g) Borrower shall (and shall cause each of its Subsidiaries to) maintain insurance with such insurers, on such of its Property, in such amounts and against such risks as is reasonably satisfactory to Lender, and furnish Lender satisfactory evidence thereof promptly upon request. These insurance provisions are cumulative of the insurance provisions of the Security Documents. Lender shall be named as loss payee and a beneficiary of such insurance covering any Collateral and shall be provided with copies of the policies of insurance and a certificate of the insurer that the insurance required by this Paragraph may not be canceled, reduced or affected in any manner without thirty (30) days' prior written notice to Lender.

            (h) Borrower shall notify Lender immediately upon acquiring knowledge of the occurrence of, or if Borrower causes or intends to cause, as the case may be: (1) the institution of any lawsuit or administrative proceeding affecting Borrower, the adverse determination under which could have a material adverse effect on the business, condition (financial or otherwise), operations, Property or prospects of Borrower or on its ability to perform its respective obligations under any Credit Document to which it is a party; (2) any material adverse change, either in any case or in the aggregate, in the assets, liabilities, business, condition (financial or otherwise), operations, Property or prospects of Borrower; (3) any Event of Default or any Default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower of the steps being taken to cure the effect of such Event of Default or Default; (4) the receipt of any notice from, or the taking of any other action by, the holder of any Indebtedness of Borrower with respect to a claimed default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower is taking or proposed to take with respect thereto; (5) the occurrence of a default or event of default by Borrower under any agreement to which it is a party, which default or event of default could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, Property or prospects of Borrower; and (6) any change in the accuracy of the representations and warranties of Borrower in this Agreement or any other Credit Document. Borrower will notify Lender in writing at least 30 days prior to the date that Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

            (i) Borrower shall cause each Person who is a landlord of any property occupied and utilized by Borrower in connection with the operation and conduct of their respective businesses to execute and deliver to Lender landlord's subordination agreements in Proper Form, whereby each of such landlords validly subordinate any and all Liens held by such landlords against all or any portion of the Collateral to the Liens in favor of Lender.

            (j) Borrower shall cause that certain Service Agreement dated as of May 20, 1993, and that certain Parts Service Agreement dated as of December 29, 1994, both by and between Borrower and Sears, Roebuck and Co., to remain in full force and effect (without any modifications that would have a material adverse impact on Borrower benefits and rights under either or both of said agreements, other than those approved in writing by Lender), and Borrower shall promptly provide Lender with copies of any notices of default or demands received by Borrower under either or both of said agreements from Sears, Roebuck and Co.

            (k) Borrower is an information services company for household products and shall remain engaged in the business of providing (a) diagnostic assistance and support to technicians and consumers involved with the installation, repair, care and operation of appliances, personal computers, entertainment and other electronic products, heating and air conditioning systems, and lawn and garden equipment and (b) telemarketing services for replacement parts and accessories covering all major home products, service order reservations and logistical support services for its customers.
Borrower's information products and services include in-bound and out-bound telephone services, systems consulting, design and development for network environments and electronic publishing. Any businesses or companies acquired by Borrower in accordance with the other provisions of this Agreement must also be engaged predominantly in such business.

     11. Negative Covenants. Borrower further covenants and agrees that prior to termination of this Agreement:

            (a) Without the prior written consent of Lender, Borrower will not create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following: (1) Indebtedness to Lender; (2) Indebtedness secured by Liens permitted by Paragraph 11(b) hereof; (3) other liabilities existing on the date of this Agreement and disclosed in writing to Lender prior to the date hereof, including those liabilities reflected in Borrower's financial statements previously delivered to Lender for the period ending September 30, 1996, and all renewals and extensions (but not increases) of such liabilities; and (4) current and future accounts payable and unsecured current and future liabilities, not the result of borrowing, to vendors, suppliers and persons for goods and services normally required by it in the ordinary course of business and on ordinary trade terms.

            (b) Without the prior written consent of Lender, Borrower will not create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement, or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Accounts or contract rights; provided, however, that Borrower may create or suffer to exist: (a) artisans' or mechanics' Liens arising in the ordinary course of business, and Liens for taxes, but only to the extent that payment of the foregoing shall not at the time be due or Borrower is diligently and in good faith contesting the indebtedness or obligation secured by such Liens and has set aside on its books reserves with respect thereto deemed adequate by Lender; (b) Liens in effect on the date hereof and disclosed to Lender in writing prior to the date hereof, provided that neither the Indebtedness secured thereby nor the Property covered thereby shall increase;
(c) Liens in favor of Lender; and (d) Liens in favor of Borrower's landlords, but only to the extent that such landlord's Liens have been subordinated to the Liens in favor of Lender to the extent that such landlord's Liens cover all or any portion of the Collateral.

            (c) Borrower will not, in any single transaction or series of transactions, directly or indirectly: (1) consolidate, terminate, liquidate or dissolve; or (2) be a party to any consolidation, termination, merger or consolidation.

            (d) Unless otherwise approved by Lender in writing, Borrower will not pay any cash dividend (with stock dividends being allowed) or make any other distribution of any Property or cash to stockholders.

            (e) Borrower will not allow its Chief Executive Officer or its Chief Financial Officer to be replaced, removed or otherwise changed without the prior written consent of Lender.

            (f) Borrower will not change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged.

            (g) Borrower will not form, create or acquire any Subsidiary without the prior written consent of Lender.

            (h) Borrower will not change its address, location, name or identity without notifying Lender of such change in writing at least thirty (30) days before the effective of such change and unless Borrower shall have taken such action, satisfactory to Lender, to have caused any security interest in the Collateral to be at all times fully perfected and in full force and effect.

     12. Default. The occurrence of any of the following events shall hereinafter be referred to as a Default:

            (a) any part of the debt evidenced by any of the Notes is not paid within three (3) days after the same is due, whether by lapse of time or acceleration or otherwise;

            (b) Borrower fails to perform, observe or comply with, or defaults under, any of the terms, covenants, conditions or provisions of this Agreement or any other Credit Document;

            (c) any representation or warranty made in any Credit Document or in any other report or other paper now or hereafter provided to Lender pursuant or incident to any Credit Document or the debt evidenced by any of the Notes proves to have been untrue or misleading in any material respect as of the date made or deemed made;

            (d) Borrower: (i) voluntarily suspends transaction of business; (ii) becomes insolvent or unable to pay its debts as they mature; (iii) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of a receiver or trustee for any such person or entity or for any substantial portion of its property; or (vi) makes an assignment to an agent authorized to liquidate any substantial part of its assets;

            (e) in respect of Borrower: (i) an involuntary case shall be commenced with any court or other authority seeking liquidation, reorganization or a creditor's arrangement of any such person or entity; (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for any such person or entity or for any substantial portion of its property; or
(iii) a writ or warrant of attachment or any similar process shall be issued by any court or other authority against any substantial portion of the property of any such person or entity, and such petition seeking liquidation, reorganization or a creditor's arrangement or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded off within sixty (60) days after its entry or levy;

            (f) the dissolution, liquidation or termination of Borrower;

            (g) any one or more final judgments for the payment of money shall be rendered against Borrower and the same shall remain unstayed or undischarged for a period of sixty (60) days;

            (h) Borrower shall be prevented or relieved by any governmental authority from performing or observing any material term, covenant or condition of any Credit Document;

            (i) any material adverse change shall occur in the assets, financial condition, business, operations, affairs or circumstances of Borrower;

            (j) Borrower shall fail to pay when due (including the lapse of any applicable cure period, if any) any principal of or interest on any borrowed money obligation owing to any Person other than Lender or the holder of such other borrowed money obligation declares, or has the right to declare, such borrowed money obligation due before its stated maturity because of default;

            (k) Borrower shall claim, or any court shall find or rule, that Lender does not have a valid Lien on any of the Collateral;

            (l) the sale, encumbrance or abandonment of any of the Collateral without the prior written consent of Lender, the making of any levy, seizure or attachment of or on any of the Collateral or the loss, theft, substantial damage or destruction of any of the Collateral which is not sufficiently covered by insurance that is otherwise payable to Lender as loss payee;

            (m) Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while insolvent, shall have suffered or permitted any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated with sixty (60) days from its date;

            (n) Borrower fails to pay when due any amount which he or it is liable to pay to the PBGC or its successor or to a Plan, or notice of intent to terminate any Plan is filed under ERISA, or PBGC commences proceedings under ERISA to terminate any Plan or to cause a trustee to be appointed to administer any Plan, or a proceeding is commenced by any fiduciary of any Plan to enforce
Section 515 or Section 4219(c)(5) of ERISA, or PBGC becomes entitled to obtain a decree adjudicating that any Plan must be terminated;

            (o) a default or an event of default (however denominated) shall occur under any Credit Document, unless Lender declares such default, event of default or similar event fully cured to Lender's satisfaction within any applicable cure period agreed to in writing by Lender.

Any Default hereunder (in the case of any and all Defaults other than Noncurable Defaults) shall not constitute an Event of Default for purposes of this Agreement unless and until written notice of such Default shall have first been given to Borrower by Lender and Borrower shall have failed to cure such Default within fifteen (15) days after such notice has been given. For purposes hereof, a "Noncurable Default" means any Default which results from Borrower's failure to comply with the financial covenants in Paragraph 10(c) above or is specified in subparagraphs
(a), (d), (e), (f), (h), (k) and (m) of this Paragraph 12. Each Noncurable Default shall automatically constitute an Event of Default, and no notice to Borrower of any Noncurable Default shall be required and no opportunity to cure any Noncurable Default shall be afforded. Upon the occurrence of any Default, and at any time thereafter prior to such Default being cured to the reasonable satisfaction of Lender, Lender's obligation, if any, to make Revolving Loans and Advance Loans shall cease and terminate. Upon the occurrence of any Event of Default, and at any time thereafter, Lender shall have the right, at its option,
(1) to terminate its obligations to make further Revolving Loans (whereupon the Revolving Commitment shall be terminated) and further Advance Loans (whereupon the Total Commitment shall be terminated) and to declare the unpaid balance of the indebtedness evidenced by any or all of the Notes to be immediately due and payable without further notice (including notice of intent to accelerate and notice of acceleration), protest or demand or presentment for payment, all of which are hereby expressly waived by Borrower and (2) to enforce or avail itself of any and all powers, rights and remedies available at law or provided in this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith. Notwithstanding any provision in this Paragraph to the contrary, upon the occurrence of any Event of Default, Lender shall have the right, immediately and without notice, to take possession of and exercise possessory rights with regard to any property securing payment of the indebtedness evidenced by any of the Notes. All powers, rights and remedies of Lender set forth in this Paragraph shall be cumulative and not exclusive of any other power, right or remedy available to Lender under the law or under this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith to enforce the performance or observance of the covenants and agreements contained in this Agreement, and no delay or omission of Lender to exercise any power, right or remedy accruing to Lender shall impair any such power, right or remedy, or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Every power, right or remedy of Lender set forth in this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, or afforded by law may be exercised from time to time, and as often as may be deemed expedient by Lender.

     13. Lender's Right to Cure. If Borrower should fail to comply with any of their agreements, covenants or obligations under any Credit Document, then Lender (in Borrower's name or in Lender's own name) may perform them or cause them to be performed for Borrower's account and at Borrower's expense, but shall have no obligation to perform any of them or cause them to be performed. Any and all expenses thus incurred or paid by Lender shall be Borrower's obligations to Lender due and payable on demand, and each shall bear interest from the date Lender pays it until the date Borrower repays it to Lender, at the Past Due Rate. Upon making any such payment or incurring any such expense, Lender shall be fully and automatically subrogated to all of the rights of the person, corporation or body politic receiving such payment. Any amounts owing by Borrower to Lender pursuant to this paragraph shall be secured by all instruments securing any of the Notes. The amount and nature of any such expense and the time when it was paid shall be fully established by the affidavit of Lender or any of Lender's officers or agents. The exercise of the privileges granted to Lender in this Paragraph shall in no event be considered or constitute a cure of the default or a waiver of Lender's right at any time after an Event of Default to declare the Notes to be at once due and payable, but is cumulative of such right and of all other rights given by this Agreement, the Notes and the Credit Documents and of all rights given Lender by law.

     14. Usury Not Intended; Savings Provisions. Notwithstanding any provision to the contrary contained in any Credit Document, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Agreement which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable Texas or federal laws, whichever permit the higher rate. In this connection, Borrower and Lender stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Agreement shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws. Borrower shall never be liable for interest in excess of the maximum rate permitted by applicable laws. If, for any reason whatever, such interest contracted for, charged or received during the full term of the applicable indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, Lender shall credit against the principal of such indebtedness (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum rate permitted by applicable laws. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the applicable indebtedness, so that the interest rate is uniform throughout the full term of such indebtedness. The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Borrower and Lender.

     15. Documentation Requirements. Each written instrument required by this Agreement, the Notes or the other Credit Documents to be furnished to Lender shall be duly executed by the person or persons specified (or where no particular person is specified, by such person as Lender shall require), duly acknowledged where reasonably required by Lender and, in the case of affidavits and similar sworn instruments, duly sworn to and subscribed before a notary public duly authorized to act by governmental authority; shall be furnished to Lender in one or more copies as required by Lender; and shall in all respects be in form and substance satisfactory to Lender and to its legal counsel.

     16. Credit Documents Cumulative. The benefits, rights and remedies of Lender and the security contained herein or provided for in the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith are cumulative; provided, however, that to the extent of any conflict between any provision of this Agreement and any provision contained in the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, the provisions of this Agreement shall control.

     17. Satisfaction of Conditions. Where evidence of the existence or nonexistence of any circumstance or condition is required by this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith to be furnished to Lender, such evidence shall in all respects be in form and substance reasonably satisfactory to Lender, and the duty to furnish such evidence shall not be considered satisfied until Lender shall have acknowledged that it is satisfied therewith.

     18. Survival. All covenants, agreements, representations and warranties made by Borrower in this Agreement, the Notes, the other Credit Documents and any other document executed pursuant hereto or in connection herewith, and in any certificates or other documents or instruments delivered pursuant to this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes, the other Credit Documents and the other documents executed pursuant hereto or in connection herewith, and shall continue in full force and effect until full payment of the indebtedness evidenced by the Notes and/or secured by the Credit Documents, complete performance of all of the obligations of Borrower under the Credit Documents and final termination of Lender's obligations, if any, to make any further advances under the Revolving Note, the Advance Loans or to provide any other financial accommodation to Borrower (provided, however, that all reimbursement obligations, indemnification and hold harmless obligations and other similar obligations of Borrower under any of the Credit Documents shall survive such payment, performance and termination). All such covenants, agreements, representations and warranties shall be binding upon any successors and assigns of Borrower, but any attempted assignment of any rights of Borrower hereunder without the prior written consent of Lender shall be null and void. No Person other than Borrower shall have any right or action hereon or any rights to Loans at any time, the Loans shall not constitute a trust fund for the benefit of any third parties and no third party shall under any circumstances have or be entitled to any Lien or any trust impressed on any undisbursed Loans.

     19. Borrower Agrees to Pay or Reimburse Lender's Expenses. To the extent not prohibited by applicable law, Borrower will pay all reasonable costs and expenses and reimburse Lender for any and all reasonable expenditures of every character incurred or expended from time to time, regardless of whether an Event of Default shall have occurred, in connection with:

            (a) the preparation, negotiation, documentation, closing, renewal, revision, modification, increase, review or restructuring of any Loan or credit facility secured by the Credit

Documents, including legal, accounting, auditing, architectural, engineering and inspection services and disbursements, or in connection with collecting or attempting to enforce or collect any Credit Document;

            (b) Lender's evaluating, monitoring, administering and protecting the Collateral;

            (c) Lender's creating, perfecting and realizing upon Lender's Liens on the Collateral, and all reasonable costs and expenses relating to Lender's exercising any of its rights and remedies under any Credit Document or at law, including all reasonable appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions, title review and abstract fees, litigation report fees, UCC search fees, other reasonable fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys' fees, legal expenses, court costs, other reasonable fees and expenses incurred in connection with any complete or partial liquidation of the Collateral, and all reasonable fees and expenses for any professional services relating to the Collateral or any operations conducted in connection therewith. Provided, that no right or option granted by Borrower to Lender or otherwise arising pursuant to any provision of any Credit Document shall be deemed to impose or admit a duty on Lender to supervise, monitor or control any aspect of the character or condition of the Collateral or any operations conducted in connection therewith for the benefit of Borrower or any person or entity other than Lender.
Borrower agrees to indemnify, defend and hold Lender, its shareholders, directors, officers, agents, attorneys, advisors and employees (collectively "Indemnified Parties") harmless from and against any and all Environmental Liabilities and any and all other loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, action, suit, cost and disbursement of any kind or nature whatsoever (including interest, penalties, attorneys' fees and amounts paid in settlement) imposed on, incurred by or asserted against the Indemnified Parties growing out of or resulting from any Credit Document or any transaction or event contemplated therein (except that such indemnity shall not be paid to any Indemnified Party to the extent that such loss, etc. is caused in whole or in part by the negligence or willful misconduct of any Indemnified Party). Any amount to be paid under this Paragraph by Borrower to Lender shall be a demand obligation owing by Borrower to Lender and shall bear interest from the date of expenditure until paid at the Past Due Rate.

     20. Amendments in Writing. This Agreement shall not be changed orally but shall be changed only by agreement in writing signed by Borrower and Lender. Any waiver or consent with respect to this Agreement shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between the parties, no usage of trade and no parol or extrinsic evidence of any nature shall be used to supplement or modify any of the terms or provisions of this Agreement.

     21. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties at the addresses shown herein (and if so given, shall be deemed given three (3) Business Days after mailing). Borrower's address for notice may be changed at any time and from time to time, but only after thirty (30) days' advance written notice to Lender and shall be the most recent such address furnished in writing by Borrower to Lender. Lender's address for notice may be changed at any time and from time to time, but only after thirty (30) days' advance written notice to Borrower and shall be the most recent such address furnished in writing by Lender to Borrower. Actual notice, however and from whomever given or received, shall always be effective when received.

     22. Gender; "Including" is Not Limiting; Section Headings. The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and whenever the singular number is used, the same shall include the plural where appropriate, and vice versa. Wherever the term "including" or a similar term is used in this Agreement, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept referred to." The headings used is this Agreement are included for reference only and shall not be considered in interpreting, applying or enforcing this Agreement.

     23. Venue. This Agreement is performable in Travis County, Texas, which shall be a proper place of venue for suit on or in respect of this Agreement. Borrower irrevocably agrees that any legal proceeding in respect of this Agreement shall be brought in the district courts of Travis County, Texas or the United States District Court for the Western District of Texas, Austin Division (collectively, the "Specified Courts"). Borrower hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Credit Document brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of Lender or Borrower to serve process in any manner permitted by applicable law. Borrower and Lender agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
As used in the preceding sentence, "final judgment" shall mean a judgment entered by a court which is final as contemplated by the Texas Rules of Civil Procedure or the Federal Rules of Civil Procedure, as applicable, and which is subject to no further appeal. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

     24. Security Agreement Ratification. Borrower hereby ratifies and confirms that the following documents are in full force and effect: (a) that certain Security Agreement-Accounts dated April 29, 1994, executed by and between Borrower and Lender; and (b) that certain Security Agreement-Accounts & Equipment dated April 29, 1994, by and between Borrower and Lender (it being understood by the parties hereto that said Security Agreement-Accounts & Equipment shall only be deemed to be effective in accordance with the provisions of Paragraph 6 of this Agreement). Borrower also hereby confirms that the Revolving Note referred to in the above-described Security Agreement-Accounts and Security Agreement-Accounts & Equipment is hereafter deemed to refer to that certain promissory note of even effective date herewith in the original principal amount of $10,000,000.00, executed by Borrower, payable to the order of Lender. Borrower additionally confirms that any reference to Advance Notes contained in the above-described Security Agreement-Accounts & Equipment shall hereafter be deemed to refer to any and all of the Advance Notes now or hereafter executed and delivered by Borrower to Lender pursuant to the provisions of this Agreement. Finally, Borrower and Lender hereby agree that all references to Paragraphs 10 and 16 of this Agreement in Sections 2.1(c) and 4.1(a) of said Security Agreement-Accounts and said Security Agreement-Accounts and Equipment shall hereinafter be deemed to refer to Paragraphs 13 and 19 of this Agreement.

     25. Loan Agreement References. The term "Loan Agreement" as used in the other Credit Documents or any other instrument, document or writing furnished to Lender by Borrower shall mean this Agreement.

     26. Rights Cumulative; Delay Not Waiver. Lender's exercise of any right, benefit or privilege under any of the Credit Documents or any other papers or at law or in equity shall not preclude the concurrent or subsequent exercise of Lender's other present or future rights, benefits or privileges. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law, the Credit Documents or any other papers. No failure by Lender to exercise, and no delay in exercising, any right under any Credit Document or any other papers shall operate as a waiver thereof.

     27. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and this Agreement shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this Agreement is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Lender for having bargained for and obtained it.

     28. Entire Agreement. This Agreement, the Notes and the other Credit Documents together embody the entire agreement and understanding between Borrower and Lender with respect to the subject matter hereof and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Borrower acknowledges and agrees that there is no oral agreement between Borrower and Lender which has not been incorporated in this Agreement, the Notes and the other Credit Documents.

           THIS AGREEMENT, THE NOTES, THE OTHER CREDIT DOCUMENTS AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND LENDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES AND LENDER.


                                          TEXAS COMMERCE BANK
                                          NATIONAL ASSOCIATION

                                          By:/s/Cindy M. Matula
                                             ----------------------------------
                                          Name: Cindy M. Matula
                                               --------------------------------
                                          Title: Vice President
                                                -------------------------------
Lender's Address:
700 Lavaca
Post Office Box 550
Austin, Texas  78789
Attention: Manager, Metropolitan Lending Group


                                          MAXSERV, INC., a Delaware corporation

                                          By: /s/Neil A. Johnson
                                             ----------------------------------
                                          Name: Neil A. Johnson
                                             ----------------------------------
                                          Title: Sr. Vice President
                                             ----------------------------------
Borrower's Address:
8317 Cross Park Drive,
Suite 350
Austin, Texas  78754




EXHIBITS:

A  -  Borrowing Base Certificate
B  -  Compliance Certificate
C  -  Request for Extension of Credit
D  -  Rate Selection Notice

                           BORROWING BASE CERTIFICATE


     The undersigned hereby certifies that (s)he is the ____________________________ of MAXSERV, INC., ("Borrower"), a Delaware
corporation, and that as such is authorized to execute this Borrowing Base Certificate on behalf of Borrower pursuant to the Amended and Restated Loan Agreement (as it may be amended, supplemented or restated from time to time, the "Loan Agreement") dated September 30, 1996, by and between Borrower and TEXAS COMMERCE BANK NATIONAL ASSOCIATION. On behalf of Borrower, the undersigned further certifies, represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Loan Agreement unless otherwise specified herein):

      As of ___________________, 19____, the following was true and correct with respect to the calculation of the Borrowing Base:


      a.   Total Accounts Receivable Per Balance Sheet         $_______________
           -   Less accrued receivables and adjustments       ($______________)
           -   Plus allowance for bad debt                     $_______________
           Total Trade Receivables per attached aging          $_______________

      b.   Total Accounts                                      $_______________
           (other than Sears, Roebuck)
           -   Less ineligible accounts                       ($______________)
           Total Eligible Accounts                             $_______________
           (other than Sears, Roebuck)

      c.   80% of item (b)                                     $_______________

      d.   Total Receivables                                   $_______________
           from Sears, Roebuck

      e.   90% of item (d)                                     $_______________

      f.   Applicable Borrowing Base
           [Sum of items (c) and (e)]                          $_______________


      Dated _______________________, 199___.


                                MAXSERV, INC., a Delaware corporation

                                By:
                                   --------------------------------------------
                                Name:
                                     ------------------------------------------
                                Title:
                                      -----------------------------------------


                                  EXHIBIT A

                             COMPLIANCE CERTIFICATE


     The undersigned hereby certifies that he is the ______________________________ of MAXSERV, INC. ("Borrower"), a Delaware
corporation, and that as such is authorized to execute this certificate on behalf of Borrower pursuant to the Amended and Restated Loan Agreement (the "Loan Agreement") dated as of September 30, 1996 by and between Borrower and TEXAS COMMERCE BANK NATIONAL ASSOCIATION; and that a review of Borrower has been made under his supervision with a view to determining whether Borrower has fulfilled all of its obligations under the Loan Agreement and the other Credit Documents; and on behalf of Borrower further certifies, represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Loan Agreement unless otherwise specified):

          (a) Borrower has fulfilled its respective obligations under the Credit Documents.

          (b) The representations and warranties made in each Credit Document are true and correct in all respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

          (c) The financial statements delivered to Lender concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present the financial condition and results of operations of Borrower as at the end of, and for, the period indicated.

          (d) No Default has occurred and is continuing. In this regard, the compliance with the provisions of Section 9(c) of the Loan Agreement is as follows:

     Section 9(c)(1) -- Current Ratio

          actual Current Ratio for Borrower as of the date hereof:

                              ____.______ : 1.00

          required Current Ratio for Borrower as of the date hereof:

                                  1.25 : 1.00

     Section 9(c)(2) -- Debt to Tangible Net Worth Ratio

          actual Debt to Tangible Net Worth Ratio for Borrower as of the date hereof:

                              ____._______ : 1.00

          required Debt to Tangible Net Worth Ratio for Borrower as of the date hereof:

                                  1.25 : 1.00

     Section 9(c)(3) -- Cash Flow Coverage Ratio

          actual Cash Flow Coverage Ratio for Borrower as of the date hereof:

                              ____._______ : 1.00

          required Debt Coverage Ratio for Borrower as of the date hereof:

                                  1.25 : 1.00


                                  EXHIBIT B

     Section 9(c)(4) --  Tangible Net Worth

          actual Tangible Net Worth for Borrower as of the date hereof:

                               $________________

          required Tangible Net Worth for Borrower as of the date hereof:

                        $12,000,000 through May 31, 1997

          (e) There has occurred no material adverse change in the assets, liabilities, financial condition, business or affairs of any Obligor since the date of the Loan Agreement.

     DATED as of ____________________, 199___.


                                    MAXSERV, INC.,
                                    a Delaware corporation

                                    By:________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________


                                  EXHIBIT B

                              [Company Letterhead]

                        REQUEST FOR EXTENSION OF CREDIT


                                     Date:


Texas Commerce Bank
National Association
700 Lavaca
Austin, Texas  78701
Attention: Ms. Cindy Matula

      Re:  Revolving Loan requested under Amended and Restated
           Loan Agreement dated as of September 30, 1996, by and among MaxServ, Inc., a Delaware corporation, and Texas Commerce Bank National Association, a national banking association (as the same may have been amended, modified and/or restated from time to time, the Loan Agreement")

Ladies and Gentlemen:

     Capitalized words and phrases used herein but not defined herein which are defined in the Loan Agreement are used herein with the same meanings as are ascribed to them in the Loan Agreement.

     Borrower requests that a Revolving Loan be made under the Loan Agreement in the amount of $ and that such Revolving Loan be made on _____________, 19__, which is a Business Day, or in the case of a LIBOR Rate Borrowing, a LIBOR Business Day (unless this request for a Revolving Loan is received by Lender after 10:00 a.m. in which case, then on the next to occur Business Day, or in the case of a LIBOR Rate Borrowing, the next to occur LIBOR Business Day, hereafter).

            The Revolving Loan is to be an (CHECK ONE) [ ] Alternate Base Rate Borrowing [ ] LIBOR Rate Borrowing. If the Revolving Loan is to be a LIBOR Rate Borrowing, the LIBOR Interest Period is to be (CHECK ONE) [ ] one [ ] two [ ] three [ ] six months.

            [Borrower further requests that simultaneously with the making of the Revolving Loan described above, the current LIBOR Rate Borrowing which matures on the same day that said Revolving Loan is to be made (i) be converted to a LIBOR Rate Borrowing with the same Interest Period selected for such Revolving Loan and (ii) have its unpaid principal balance be combined with the new Revolving Loan so that the aggregate thereof is treated as a single LIBOR Rate Borrowing for the LIBOR Interest Period designated for the new Revolving Loan above and for all other purposes in the Loan Agreement.]

            [Borrower further requests that simultaneously with the making of the Revolving Loan described above, a portion of the current Alternate Rate Borrowing in the amount of $ be converted to a LIBOR Rate Borrowing with the same LIBOR Interest Period selected for such Loan and that such portion of the Alternate Base Rate and the new Revolving Loan be combined and treated as a single LIBOR Rate Borrowing for the LIBOR Interest Period designated above for all purposes in the Loan Agreement.]

            Borrower hereby represents and warrants as follows:

            (i) each representation or warranty of Borrower contained in the Loan Agreement is true in all material respects on and as of the date hereof with the same effect as though such representations and warranties had been made on and of this date;
                                  EXHIBIT C

          (ii) no Event of Default or Default under the Loan Agreement has occurred and is still continuing (except for any event of default or default which may have been expressly waived in writing by Lender);

          (iii) Borrower is not in default in the due performance of any covenant on its part in the Loan Agreement;

          (iv) so far as is known to or is ascertainable after a reasonable and diligent investigation by the officers of Borrower, the business and operations of Borrower as conducted at all times relevant to the transactions contemplated by the Loan Agreement to and including the close of business on the date hereof have been and are in compliance with all applicable Legal Requirements materially affecting the business and operations of Borrower.

     The undersigned person executing this Request for Extension of Credit on behalf of Borrower is the duly elected, qualified and acting *____________.

                                        MAXSERV, INC., a Delaware corporation


                                        By:____________________________________
                                        Name:__________________________________
                                        Title:_________________________________







________
* Must be the chief executive officer, president, chief operating officer or chief financial officer of Borrower.


                                  EXHIBIT C

                             RATE SELECTION NOTICE


     MaxServ, Inc., a Delaware corporation, and Texas Commerce Bank National Association, a national banking association, executed and delivered that certain Amended and Restated Loan Agreement (as amended, supplemented and restated, the "Loan Agreement") dated as of September 30, 1996. Any term used herein and not otherwise defined herein shall have the meaning herein ascribed to it in the Loan Agreement.

     In accordance with the Loan Agreement, Borrower hereby notifies Lender of the exercise of a Revolving Loan Interest Option.


A.   Current borrowing
     -----------------

     1.     Revolving Loan Interest
            Option now in effect:                             _______________


     2.     Amount:                                           $______________


     3.     Expiration of current Interest
              Period, if applicable:                           ________, 199_


B.   Proposed borrowing
     ------------------

     1.     Amount:                                            $______________

     2.     Date Revolving Loan Interest Option
              is to be effective:                               ________, 199_

     3.     Revolving Loan Interest Option to be applicable
            (check one):

            [ ] Alternate Base Rate
            [ ] LIBOR Rate

     4.     LIBOR Interest Period (check one if applicable):

            [ ]  1 month   [ ]  3 months
            [ ]  2 months  [ ]  6 months


     Borrowers represents and warrants that the Revolving Loan Interest Option and the LIBOR Interest Period (if applicable) selected above comply with all provisions of the Loan Agreement and that there exists no Event of Default or any event which, with the passage of time, the giving of notice or both, would be an Event of Default.

                                    MAXSERV, INC., a Delaware corporation



                                    By:_______________________________________
Date:___________, 199_              Name:_____________________________________
                                    Title:___________________________________*





_______
* Must be the chief executive officer, president, chief operating officer or chief financial officer of Borrower


                                  EXHIBIT D

                                 Austin, Texas
$10,000,000.00                                                September 30, 1996


     FOR VALUE RECEIVED, MAXSERV, INC., a Delaware corporation, promises to pay to the order of TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association at its banking house in the City of Austin, Travis County, Texas (or such other place as the holder hereof may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of TEN MILLION DOLLARS ($10,000,000.00) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding until the Maturity Date at the rate or rates provided for in the Loan Agreement and interest on all past due amounts, both principal and accrued interest, from the respective due dates thereof until paid at the Past Due Rate; provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate) shall not exceed the Ceiling Rate.

     1. Definitions. As used in this note, the following terms shall have the respective meanings indicated:

            (a) "Business Day" means a day when Payee is open for all of its commercial lending activities.

            (b) "Ceiling Rate" means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter One establishes the Ceiling Rate, the Ceiling Rate shall be the "indicated rate ceiling" (as defined in Chapter One) for that day. Payee may from time to time, as to current and future balances, implement any other ceiling under Chapter One by notice to Maker, if and to the extent permitted by Chapter One. Without notice to Maker or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

            (c) "Chapter One" means Chapter One of Title 79, Texas Revised Civil Statutes, 1925, as amended.

            (d) "Credit Documents" means any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the indebtedness evidenced by this note, including without limitation this note.

            (e) "Debt" means the indebtedness evidenced by this note and the indebtedness to Payee incurred under or evidenced by the Credit Documents.

            (f) "Loan Agreement" means the Amended and Restated Loan Agreement dated effective September 30, 1996, executed by and between Maker and Payee, and as the same may hereafter be further amended, supplemented, restated or replaced from time to time.

            (g) "Maker" means MaxServ, Inc., a Delaware corporation.

            (h) "Maturity Date" means the date September 30, 1998 maturity date of this note, or any earlier day this note is hereafter accelerated by Payee pursuant to the provisions of this note or any of the other Credit Documents.

            (i) "Obligor" means any person or entity now or hereafter primarily or secondarily obligated to pay all or any part of the Debt.

            (j) "Past Due Rate" means, on any day, a rate per annum equal to the Ceiling Rate for that day, or only if applicable law imposes no maximum nonusurious rate of interest for

                                                                  INITIALLED FOR
                                                            IDENTIFICATION:_____
                              Page 1 of 5 Pages
that day, then the Past Due Rate for that day shall be a rate per annum equal to the Prime Rate for that day plus five percent (5%).

            (k) "Payee" means Texas Commerce Bank National Association, a national banking association, and any other holder or holders of this note from time to time and, upon acquisition of this note by any holder or holders other than the named payee, effective as of the time of such acquisition, the term "Payee" shall mean all of the then holders of this note, to the exclusion of all prior holders not then retaining or reserving an interest in this note, to the end that all the rights, powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit of and be owned and held by the holder or holders of this note from time to time, whether such holder acquires this note through succession to or assignment from a prior Payee.

     2. Loan Agreement; Advances; Security. This note has been issued pursuant to the terms of the Loan Agreement, and is the Revolving Note referred to in the Loan Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Loan Agreement. Reference is hereby made to the Loan Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Loan Agreement.
The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder's records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker's obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker's entitlement to credit for that payment as of the date received by the holder.

     3. Revolving Loan. Subject to the terms and provisions of the Loan Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time before the Maturity Date. Maker may borrow, repay and reborrow hereunder, and except as set forth in the Loan Agreement, there is no limitation on the number of advances made hereunder so long as the total unpaid principal amount at any time outstanding hereunder does not exceed the lesser of (a) the Revolving Commitment (as defined in the Loan Agreement) or (b) the Borrowing Base (as defined in the Loan Agreement). Pursuant to Article 15.10(b) of Chapter 15 ("Chapter 15") of Title 79, Texas Revised Civil Statutes, 1925, as amended, Maker and Payee expressly agree that Chapter 15 shall not apply to this note or to any loan evidenced by this note and that neither this note nor any such loan shall be governed by or subject to the provisions of Chapter 15 in any manner whatsoever.

     4. Computation of Interest. Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made. Interest at the Stated Rate shall be computed for the actual number of days elapsed in a year consisting of 360 days unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, interest at the Stated Rate shall be computed on the basis of the actual days elapsed in the applicable calendar year in which accrued. Interest at the Past Due Rate shall be computed for the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be.

     5.     Mandatory Payments of Principal and Interest.

            (a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable on the Interest Payment Dates (as defined in the Loan Agreement).

            (b) The principal of this note shall be due and payable on the Maturity Date.

            (c) All payments hereon made pursuant to this Paragraph shall be applied first to accrued interest, the balance to principal.


                                                                  INITIALLED FOR
                                                            IDENTIFICATION:_____
                              Page 2 of 5 Pages

     6. No Usury Intended; Spreading. Notwithstanding any provision to the contrary contained in this note or any of the other Credit Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note or any of the other Credit Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Ceiling Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this note or any of the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest contracted for, charged or received on this note during its full term produces a rate which exceeds the Ceiling Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note. The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

     7. Default. If any Event of Default occurs under the Loan Agreement, then that shall automatically constitute default under this note, whereupon the obligation (if any) of Payee to make further advances against this note shall cease and terminate and the owner or holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any Credit Document and by law, including the right to declare the unpaid balance of principal and accrued interest on this note at once mature and payable.

     8. No Waiver by Payee. No delay or omission of Payee or any other holder hereof to exercise any power, right or remedy accruing to Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Payee's right to accelerate this note for any late payment or Maker's failure to timely fulfill its other obligations hereunder or under the other Credit Documents shall not be waived or deemed waived by Payee by Payee's having accepted a late payment or late payments in the past or Payee otherwise not accelerating this note or exercising other remedies for Maker's failure to timely perform its obligations hereunder or under the other Credit Documents. Payee shall not be obligated or be deemed obligated to notify Maker that it is requiring Maker to strictly comply with the terms and provisions of this note and the other Credit Documents before accelerating this note and exercising its other remedies hereunder or under the other Credit Documents because of Maker's failure to timely perform its obligations under this note and the other Credit Documents.

     9. Costs and Attorneys' Fees. If any holder of this note retains an attorney in connection with any default or to collect, enforce or defend this note or any of the Credit Documents in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this note or any of the Credit Documents and does not prevail, then Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this note or in any such suit or proceeding, including reasonable attorneys' fees.

     10. Waivers by Maker and Others. Except to the extent, if any, that notice of default is expressly required by the terms of the Loan Agreement, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or

                                                                  INITIALLED FOR
                                                            IDENTIFICATION:_____
                              Page 3 of 5 Pages
security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

     11. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

     12. Venue; Choice of Law. This note is performable in Travis County, Texas, which shall be a proper place of venue for suit on or in respect of this note. Maker hereby irrevocably agrees that any legal proceeding in respect of this note shall be brought in the district courts of Travis County, Texas, or in the United States District Court for the Western District of Texas, Austin Division (collectively, the "Specified Courts"). Maker hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. Maker hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this note or any of the Credit Documents brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Maker further irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Maker. Nothing herein shall affect the right of Payee to commence legal proceedings or otherwise proceed against Maker in any jurisdiction or to serve process in any manner permitted by applicable law. Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

     13. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.

     14. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.

     15. Sale and Assignment. Payee reserves the right, exercisable in its sole discretion and without notice to Maker or any other person, to sell participations or assign its interest, or both, in all or any part of this note or any loan evidenced by this note.

     16. Prepayment. Subject to the limitations set forth in Paragraph 5 of the Loan Agreement, Maker may at any time pay the full amount or any part of this note without the payment of any premium or fee. All prepayments shall be applied first to accrued interest, with the balance to be applied to principal.

     17. Business Loans. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One.

     18. Renewal. This note is given in part in renewal, extension and rearrangement, and not in extinguishment, of the unpaid principal balance of the promissory note (the "Renewed Note") dated February 17, 1995, in the original principal amount of $4,000,000.00, executed by Maker, payable to the order of Payee. All liens, assignments and security interests securing the Renewed


                                                                  INITIALLED FOR
                                                            IDENTIFICATION:_____
                              Page 4 of 5 Pages

Note are hereby ratified, confirmed, renewed, extended, rearranged and brought forward as security for this note, in addition to and cumulative of all other security.

     19. Entire Agreement. This note and the other Credit Documents embody the entire agreement and understanding between Payee and Maker and other parties with respect to their subject matter and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Maker acknowledges and agrees that there is no oral agreement between Maker and Payee which has not been incorporated in this note and the other Credit Documents.

                                    MAKER:

                                    MAXSERV, INC.,
                                    a Delaware corporation

                                    By: /s/Neil A. Johnson
                                       ----------------------------------------
                                    Name: Neil A. Johnson
                                         --------------------------------------
                                    Title: Sr. Vice President
                                          -------------------------------------




                                                                  INITIALLED FOR
                                                            IDENTIFICATION:_____
                              Page 5 of 5 Pages